UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __ )

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MCCORMICK & COMPANY, INCORPORATED

(Name of Registrant as Specified In Its Charter)

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MCCORMICK & COMPANY, INCORPORATED

18 Loveton Circle, Sparks, Maryland 21152

February 19, 2013

I am pleased to invite you to attend the April 3, 2013, Annual Meeting of Stockholders, which will again be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

Prior to the meeting, I encourage you to review the Company’s Annual Report to Stockholders for the 2012 fiscal year.

Your vote is requested on three proposals:

•

Proposal One relates to the election of the listed nominees to the Board of Directors. The Board recommends that stockholders vote for each of the nominees listed in the proxy statement.

•

Proposal Two seeks stockholder approval of the 2013 Omnibus Incentive Plan, which has been adopted by the Board of Directors subject to the approval of the stockholders. The 2013 Plan will replace the 2007 Omnibus Incentive Plan, which was approved by stockholders on April 2, 2008.

•

Proposal Three seeks stockholder ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2013. The Board recommends that stockholders ratify the appointment.

In 2012, your Company reported earnings per share of $3.04, led by a 9% increase in sales. Acquisitions, pricing actions taken in response to higher costs, new products, additional brand marketing support and expanded distribution led to a record $4 billion in sales. We have doubled sales in the past decade with expansion in our developed markets, as well as in emerging markets which have reached 14% of total company sales, up from 7% five years ago. In 2012, we continued to align our organization with global business opportunities and to increase our productivity, achieving $56 million of savings with our Comprehensive Continuous Improvement program. We were able to deliver this financial performance even in a challenging environment. I want to recognize McCormick employees throughout the world who are fully engaged and a key ingredient in our success.

McCormick’s Board of Directors and leadership team are directing our strategy and setting our course for growth. Departing from our Board is Jim Brady, who has served as a director since 1998 and chaired our Audit Committee since 1999. We sincerely appreciate his contributions and service. In 2012, we were pleased to have Jacques Tapiero, Senior Vice President and President, Emerging Markets for Eli Lilly and Company join our Board of Directors.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares via the internet, by telephone, or by signing and returning the proxy card so that your shares are represented at the meeting.

Thank you for your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Alan D. Wilson
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

April 3, 2013

10:00 a.m.

Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030 at 10:00 a.m. on April 3, 2013, for the purpose of considering and acting upon:

(1)

the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)

the approval of the 2013 Omnibus Incentive Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors, subject to the approval of the stockholders;

(3)

the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of McCormick to serve for the 2013 fiscal year; and

(4)

any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on January 7, 2013, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person.

February 19, 2013

W. Geoffrey Carpenter
Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 3, 2013:

The proxy statement and McCormick’s Form 10-K for the 2012 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s Investor Relations website at ir.mccormick.com under “Financial Information,” then “Proxy Materials.”

Table of Contents

SELECTED DEFINITIONS	i
PROXY STATEMENT	1
PRINCIPAL STOCKHOLDERS	1
CORPORATE GOVERNANCE	2
DIRECTORS	4
PROPOSAL 1 – ELECTION OF DIRECTORS	16
EXECUTIVE OFFICERS	17
COMPENSATION OF EXECUTIVE OFFICERS	18
Introduction	18
Executive Summary	18
Principles of McCormick’s Executive Compensation Policy	19
Overview of Our Executive Compensation Program for Fiscal 2012	19
How We Determined Executive Compensation for Fiscal 2012	21
Elements of Executive Compensation	22
Performance-Based Compensation and Risk	26
Compensation Committee Report	27
Summary Compensation Table	28
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	30
Option Exercises and Stock Vested in Last Fiscal Year	31
Pension Benefits	31
Non-Qualified Deferred Compensation	32
Potential Payments Upon Termination or Change in Control	33
Equity Compensation Plan Information	35
PROPOSAL 2 – APPROVAL OF 2013 OMNIBUS INCENTIVE PLAN	36
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42

SELECTED DEFINITIONS

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Group – those consumer products companies listed under “How We Determined Executive Compensation for Fiscal 2012.” The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the total targeted compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the Company’s three most highly compensated executive officers, other than the CEO and CFO. In this proxy statement, our Named Executive Officers consist of Alan D. Wilson, Gordon M. Stetz, Jr., Lawrence E. Kurzius, Charles T. Langmead and Mark T. Timbie.

Non-Qualified Stock Option – an award to purchase shares of stock at a specified “strike” price. Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under Section 422 of the Internal Revenue Code.

Peer Group – those manufacturers of food products listed under “Elements of Executive Compensation.” The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of the financial performance of the Peer Group companies because they are companies with whom we compete for equity investors.

Record Date – the date established by the Board of Directors for determining the stockholders eligible for notice of, and to vote at, the Annual Meeting of Stockholders. The Record Date for the 2013 Annual Meeting of Stockholders is January 7, 2013.

Restricted Stock Unit (RSU) – A restricted stock unit is an award equal in value to, and payable in, company stock. Company stock is not issued at the time of the grant, but is issued after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon issuance of the underlying stock.

Total Stockholder Return (TSR) – share price appreciation over a given period of time plus dividends paid on the shares over the same time period.

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PROXY STATEMENT

General Information

This proxy statement is furnished on or about February 19, 2013 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the 2013 Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior internet or telephone vote or the stockholder’s proxy.

The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail, personal interview, and/or through the Internet. We also may request that brokers and other custodians, nominees, and fiduciaries forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

Record Date. At the close of business on the Record Date, there were 12,449,500 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information on those persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Lovetwon Circle Sparks, Maryland 21152	2,613,954(2)	21.0%
Common Stock	Harry K. Wells P.O. Box 409 Riderwood, Maryland 21139	1,013,246(3)	8.1%

(1)

All shares beneficially owned as of the Record Date.

(2)

The plan is not the beneficial owner of the shares of Common Stock for purposes of the voting limitations described in our Charter. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s Investment Committee possesses investment discretion over the shares of Common Stock, except that, in the event of a tender offer, each participant of the plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. The current members of the Investment Committee are Joyce L. Brooks, Vice President – Investor Relations, W. Geoffrey Carpenter, Vice President, General Counsel & Secretary, James E. Dunn, Jr., Vice President – Compensation & Benefits, Kenneth A. Kelly, Jr., Senior Vice President & Controller, Cecile K. Perich, Senior Vice President – Human Relations, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer.

(3)

Shares are held in two trusts.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

The Committee has recommended, and the Board has approved, an amendment to the Guidelines to make clear that directors and executive officers of the Company may not pledge Company stock as collateral for a loan or otherwise use Company stock to secure a debt, and may not engage in any hedging transactions with respect to Company stock.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Margaret M.V. Preston, George A. Roche, William E. Stevens and Jacques Tapiero.

In connection with these independence determinations, the Board considered the following:

•

John P. Bilbrey is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made to McCormick by The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply.

•

Patricia Little is an executive officer of Kelly Services, Inc. and a commercial relationship exists between McCormick and Kelly Services, Inc. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made by McCormick to Kelly Services, Inc. are substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc.; (2) Ms. Little does not participate in the negotiation of commercial transactions on behalf of Kelly Services, Inc., nor has she been involved in the execution of any commercial transactions between McCormick and Kelly Services, Inc. since their inception; and (3) the services provided by Kelly Services, Inc. to McCormick are readily available from other workplace staffing companies.

•

Margaret M.V. Preston is a Managing Director and Regional Executive with US Trust, Bank of America Private Wealth Management – an affiliate of Bank of America Corporation – and a commercial relationship exists between Bank of America Corporation and McCormick. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) McCormick has no commercial relationship with Bank of America Private Wealth Management; (2) the payments made by McCormick to Bank of America Corporation and its affiliates are substantially less than 2% of the consolidated gross revenues of Bank of America Corporation; (3) Ms. Preston is not an officer of Bank of America Corporation and does not participate in the negotiation of the commercial transactions on behalf of Bank of America Corporation; and (4) the services provided by Bank of America Corporation to McCormick are readily available from other banking institutions.

For these reasons, the Board has concluded that Mr. Bilbrey, Ms. Little and Ms. Preston have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

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Procedure Regarding Transactions with a Related Person

McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404(a) of Regulation S-K under the Exchange Act) in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)

a transaction involving $120,000 or less when aggregated with all similar transactions;

(b)

a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K under the Exchange Act;

(c)

a transaction involving compensation to an executive officer if (i) the executive officer is not an immediate family member of an executive officer or director of the Company, (ii) the compensation is reported pursuant to Item 402 of Regulation S-K under the Exchange Act (or would be required to be reported under such regulation if the executive were a “named executive officer” under such regulation), and (iii) the compensation was approved by the Board of Directors or the Compensation Committee;

(d)

a transaction where the related person’s interest arises from such person’s position as a director of another entity that is a party to the transaction;

(e)

a transaction where the related person’s interest arises from the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; and

(f)

any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

The procedure provides that any actual or proposed related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”). If the transaction in question is determined to be a related person transaction but (i) it is not material to the Company, and (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion. If the CEO or the CFO has a direct or indirect material interest in the transaction or the proposal, then the matter shall be submitted to the Audit Committee for review and disposition (regardless of materiality of the transaction or the reasonableness of the commercial terms).

If the transaction in question is determined to be a related person transaction and (i) it is material to the Company, and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

During fiscal year 2012, as part of McCormick’s authorized share repurchase program, McCormick also repurchased shares of its stock from directors, executive officers, and owners of more than five percent of McCormick’s outstanding Common Stock. The repurchase price per share was equal to the average of the high and low trading price of the Common Stock Non-Voting on the date of purchase. These repurchases included 8,138 shares repurchased from Alan D. Wilson for $497,801; 5,584 shares repurchased from Gordon Stetz for $310,626; 4,000 shares repurchased from William E. Stevens for $243,260; and 50,000 shares repurchased from Harry K. Wells for $3,042,250. The shares repurchased from these persons are approximately three percent of the $132,237,953 in share repurchases made by the Company in fiscal 2012 under its authorized share repurchase program.

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for the purpose of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 25 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the oversight of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Business Ethics Policy.”

The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chairman of the Audit Committee, and/or in correspondence that may be sent to a post office box, to the attention of the General Counsel.

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Available Information

McCormick makes available free of charge through its website ir.mccormick.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

DIRECTORS

Executive Sessions of the Board of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Board by writing to the Board, or to a specific director at:

Board of Directors (or specific director) McCormick & Company, Incorporated c/o Corporate Secretary 18 Loveton Circle, Sparks, Maryland 21152

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee is responsible for selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. From time to time, the Committee retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee McCormick & Company, Incorporated c/o Corporate Secretary 18 Loveton Circle, Sparks, Maryland 21152

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Board Membership

Selection Criteria and Qualifications for All Directors

The Nominating/Corporate Governance Committee is responsible for developing the selection criteria to be used in seeking nominees for election to the Board, within the general qualification criteria for director nominees established by the Board in McCormick’s Corporate Governance Guidelines. As well, the Committee is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board. The Board will consider qualified candidates recommended by the Nominating/Corporate Governance Committee for election to the Board and determine which candidates to recommend to the Company’s stockholders for election. The Board is responsible for filling vacancies on the Board as they arise.

In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values, and the commitment to represent the long-term interests of the stockholders. Nominees are selected on the basis of their business and professional experience, qualifications, public service and availability, and will be experienced at policy-making levels in business, government, finance or accounting, higher education or other fields relevant to the Company’s global activities.

Nominees are selected to represent all stockholders rather than special interest groups or any group of stockholders. The Board does not have a formal policy with regard to diversity of Board nominees; however, McCormick’s Corporate Governance Guidelines provide that diversity of background is a consideration in selecting Board nominees, and the selection criteria established by the Nominating/Corporate Governance Committee include a preference that candidates enhance the diversity of the Board (for example, with respect to gender, race, ethnicity, and culture). Diversity is valued because the Board believes that a variety of perspectives and experiences contributes to a more enhanced decision-making process.

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Particular Skills Represented on the Board as a Whole

The Nominating/Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of an “X” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Summary of Skills of Director Nominees

	John P. Bilbrey	J. Michael Fitzpatrick	Freeman A. Hrabowski, III	Patricia Little	Michael D. Mangan	Margaret M. V. Preston	George A. Roche	Gordon M. Stetz, Jr.	William E. Stevens	Jacques Tapiero	Alan D. Wilson
Senior executive experience (e.g., CEO, COO, CFO) at a publicly traded multinational company	X	X		X	X	X	X	X	X	X	X
Consumer marketing experience, or a particular knowledge of the food industry	X		X		X		X	X	X		X
General management experience in international operations	X	X		X	X	X			X	X	X
Enhances the diversity of the Board (e.g., gender, race, ethnicity, & culture)			X	X		X				X
Strategic leadership at a large, complex, organization	X	X	X	X	X	X	X	X	X	X	X
High level of financial literacy	X	X		X	X	X	X	X	X	X	X
Governmental experience; regulatory expertise	X	X	X		X			X		X	X
Merger, acquisition and/or joint venture expertise	X	X		X	X	X	X	X	X		X
Experience in aligning compensation with organizational strategy and performance	X	X			X		X	X	X	X	X

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Director Skills Narrative

 John P. Bilbrey

Mr. Bilbrey’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) general management experience in international operations, and (iv) as the senior executive of a consumer foods company, a particular knowledge of the business, markets and customers in which McCormick operates. Mr. Bilbrey currently serves as President and Chief Executive Officer of The Hershey Company, which is a publicly traded multinational company. He previously served as the Executive Vice President and Chief Operating Officer of that company from 2010 to 2011; as the President of Hershey North America (from 2007 to 2010); and as President of Hershey International (from 2003 to 2007). Mr. Bilbrey has over 34 years of consumer products marketing experience, both domestically and internationally, including past service with Procter & Gamble, Mission Foods, and Groupe Danone. He previously lived and worked outside the United States (including the Middle East, North Africa, and Asia), for over 8 years, and his business responsibilities have taken him to over 50 countries.

 J. Michael Fitzpatrick

Dr. Fitzpatrick’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) a high level of financial literacy, and (iv) extensive experience in mergers and acquisitions. Dr. Fitzpatrick currently serves as a director of Hilex Poly Co. LLC, a privately held company. He was formerly the Chairman and President of Citadel Plastics Holdings, Inc., a privately held company, and formerly served as the President and Chief Operating Officer at Rohm and Haas, which was a public multinational company until its acquisition by Dow Chemical, where he served for over 30 years. Dr. Fitzpatrick’s international experience with Rohm and Haas included service in marketing and business management roles in Brazil and Italy, service in general and regional management positions in Mexico and the United Kingdom, and global responsibility for various Rohm and Haas businesses from 1999 to 2005. He has experience both at Citadel Plastics and at Rohm and Haas in overseeing the performance of public accountants in the preparation, auditing and evaluation of financial statements, and has served as a member of the audit committee of the board of directors of Carpenter Technology Corporation. The McCormick Board of Directors has determined that Dr. Fitzpatrick is an “audit committee financial expert” under the rules of the SEC. Service with Rohm and Haas and Citadel Plastics has involved Dr. Fitzpatrick in over 45 acquisitions, dispositions, and joint ventures.

 Freeman A. Hrabowski, III

Dr. Hrabowski’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, and (iii) consumer marketing experience. Dr. Hrabowski has served as the President of the University of Maryland, Baltimore County (UMBC) since 1992, and his strategic leadership of that organization has been widely recognized. In 2008, he was named one of America’s Best Leaders by U.S. News & World Report, which in each of the last four years has ranked UMBC the number one “Up and Coming” university in the nation. In 2009, Time Magazine named him one of America’s 10 Best College Presidents, and, in 2012, named him as one of the Top 100 Most Influential People. In 2011, he received the Carnegie Corporation of New York’s Academic Leadership Award, recognized by many as being one of the nation’s highest awards among higher education leaders. His career has been devoted to education and to helping students become future leaders in science, technology, and engineering, with a special emphasis on minority and underrepresented groups. Dr. Hrabowski’s governmental experience includes working closely with the National Institutes of Health, the National Academy of Sciences, the National Science Foundation, and the U.S. Department of Education, as well as various agencies of the State of Maryland. Dr. Hrabowski is also a nationally recognized expert on marketing and recruitment in higher education, and works extensively with colleges and universities around the nation on such matters.

 Patricia Little

Ms. Little’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) a high level of financial literacy. Ms. Little’s current service as the Executive Vice President & Chief Financial Officer of Kelly Services, Inc. requires management of an internationally-based financial organization. Responsibilities include the oversight of internal controls and financial systems on an international basis, the identification of enterprise risks, the oversight of the performance of the organization’s public accountants in the preparation, auditing and evaluation of financial statements, and capital planning for Kelly Services. As Executive Vice President & Chief Financial Officer, she regularly interacts with the audit committee of the board of directors of that company. Ms. Little’s service at the Ford Motor Company as its general auditor included responsibilities for managing that company’s global internal audit function and required that Ms. Little identify and implement opportunities for cost savings and improved processes. As was true of her service with the Ford Motor Company, her position at Kelly Services requires travel to, and a detailed understanding of, her company’s international operations and the local legal and accounting requirements bearing on her area of oversight. The McCormick Board of Directors has determined that Ms. Little is an “audit committee financial expert” under the rules of the SEC.

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 Michael D. Mangan

Mr. Mangan’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a high level of financial literacy, and (iv) general management experience in international operations. Mr. Mangan served as the President of the Worldwide Power Tools and Accessories (WPTA) group of The Black & Decker Corporation until its acquisition in 2010 by The Stanley Works. In that role he provided strategic leadership of the WPTA group, and had oversight over the consumer marketing activities of that group in the international consumer marketplace. Service as President of the WPTA group, and past service as the Chief Financial Officer of The Black & Decker Corporation, broadened Mr. Mangan’s international experience and provided an in-depth understanding of the company’s key international markets. Service as the Chief Financial Officer of The Black & Decker Corporation, and prior service as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc., included responsibilities for overseeing the performance of those companies’ public accountants in the preparation, auditing and evaluation of financial statements, business planning, corporate finance and investments, internal controls, and information systems. The McCormick Board of Directors has determined that Mr. Mangan is an “audit committee financial expert” under the rules of the SEC.

 Margaret M.V. Preston

Ms. Preston’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) strategic leadership at a large, complex, organization, (iii) a high level of financial literacy, and (iv) experience in mergers and acquisitions. Ms. Preston’s past service as the Global Chief Financial Officer of Deutsche Bank, Private Wealth Management, and her current service as a Managing Director and Regional Executive of US Trust, Bank of America Private Wealth Management, has afforded to Ms. Preston the opportunity to provide financial oversight and strategic leadership and direction to those organizations. As Treasurer of Alex. Brown Incorporated, Ms. Preston provided direction in the development of a collateral management system for margin loan management, and her role at US Trust includes responsibility for the management of compliance and risk at the Private Wealth Management group for over $20 billion of assets under management at that organization. Ms. Preston has a well-developed experience in mergers and acquisitions, and the integration of acquired businesses, in consequence of her work, first at Alex. Brown as a Merger & Acquisition Manager, and subsequent work on the integration of the Bankers Trust Company and Alex. Brown businesses into Deutsche Bank, and the integration of Merrill Lynch operations into the Bank of America Private Wealth Management platform.

 George A. Roche

Mr. Roche’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a high level of financial literacy, (iii) strategic leadership in a large, complex, organization, and (iv) experience in aligning executive compensation with organizational strategy and performance. Mr. Roche served as the Chairman and President of T. Rowe Price Group, Inc. from 1997 through 2006, and as the Chief Financial Officer of that organization from 1984 to 1997. As Chairman and President, he provided strategic leadership for the company on a global basis; as Chief Financial Officer, he provided direction and oversight on the financial reporting process, internal controls, and application of accounting principles. Mr. Roche’s financial literacy includes a well-developed understanding of world financial markets and economic trends, and an extensive knowledge of institutional and retail stock investors. As Chief Financial Officer of T. Rowe Price Group he served on the compensation committee where he assisted in aligning executive compensation with organizational strategy and performance. As President of T. Rowe Price Group, Mr. Roche was responsible for aligning executive compensation of senior executives to company strategy. Mr. Roche was also highly involved in joint venture and acquisition activities of T. Rowe Price – both from the perspective of senior management and that of an investor while serving as the manager of one of that organization’s mutual funds.

 Gordon M. Stetz, Jr.

Mr. Stetz’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a detailed knowledge of the food industry, (iii) strategic leadership of a large, complex, organization, (iv) a high level of financial literacy, and (v) extensive experience in mergers and acquisitions. Mr. Stetz serves as the Executive Vice President and Chief Financial Officer of the Company. In that role, Mr. Stetz has oversight responsibility for all aspects of the finance function, including financial reporting, accounting, internal controls and financial systems, the identification of enterprise risks, capital planning, and the performance of the organization’s public accountants. He has also served in a variety of other roles within the Company, thereby gaining an understanding of the different facets of the Company’s operations and the food industry generally. Prior to assuming his present duties, Mr. Stetz was (a) Vice President–Acquisitions and Financial Planning (1998 to 2002), (b) Vice President – Finance and Administration at the Company’s U.S. Consumer Products Division (2002 to 2005), and (c) Chief Financial Officer & Vice President–Finance for the Europe, Middle East, and Africa region (2005 to 2007). In these various roles, Mr. Stetz developed a broad knowledge of the Company’s business, markets and customers – both in the United States and internationally.

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 William E. Stevens

Mr. Stevens’ qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a high level of financial literacy, (iii) strategic leadership in a large, complex, organization, and (iv) experience in aligning executive compensation with organizational strategy and performance. Mr. Stevens’ business experience includes service as the President and Chief Operating Officer of Chromalloy American Corporation (1982 – 1985); Executive Vice President and Chief Financial Officer of The Black & Decker Corporation (1986 to 1988); President and Chief Executive Officer of United Industries Corp. (1989 to 1996); and service with private equity investment firms, including BBI Group where he has served as Chairman from 2000 to the present time. In these roles, he has had a broad exposure to international businesses, consumer products marketing, strategy formulation and implementation, and strategic restructuring turnarounds. At The Black & Decker Corporation, he provided financial oversight, and was responsible for financial reporting and the development and maintenance of internal controls. His experience in aligning executive compensation and incentives with organizational strategy and performance has been further refined through his service as Chair of the Compensation Committee of the Board of Directors at McCormick, and as a former member of the compensation committee of the board of directors at The Earthgrains Company.

 Jacques Tapiero

Mr. Tapiero’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) strategic leadership at a large, complex, organization. Mr. Tapiero serves as Senior Vice President and President, Emerging Markets of Eli Lilly and Company, the Indianapolis, Indiana-based global pharmaceutical company (2009 to present). He is also a member of the Executive Committee of that company. The Emerging Markets Business Unit is focused on many of the world’s fastest growing markets, such as China, Russia, Brazil, Mexico, South Korea and Turkey, and Mr. Tapiero is responsible for Lilly’s business in more than 70 countries. Prior to assuming his present duties, Mr. Tapiero held the position of President of the Intercontinental Region for Lilly, with operations in Asia, Australia, Africa, the Middle East, Canada, Latin America and Russia (2004 to 2009). He also served as President and General Manager of Lilly France (2000 to 2004); President and General Manager of Eli Lilly do Brasil Ltd (1995 to 1999); and Managing Director of Lilly Sweden (1993 to 1995). Mr. Tapiero joined Lilly in 1983 as a financial analyst, and has held several financial management, sales and marketing management positions in the United States, Switzerland and France. Mr. Tapiero is a member of the Thunderbird Global Council, a council of leading business executives who advise Thunderbird, the School of Global Management, a leader in global business education. The McCormick Board of Directors has determined that Mr. Tapiero is an “audit committee financial expert” under the rules of the SEC.

 Alan D. Wilson

Mr. Wilson’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) general management experience in international operations, and (v) strategic leadership of a large, complex, organization. Mr. Wilson serves as the Chairman (since 2009), President (since 2007), and Chief Executive Officer (since 2008) of McCormick. He has also served in a variety of other roles with the Company, thereby gaining an understanding of the different aspects of the Company’s operations and the food industry. Prior to assuming his present duties, Mr. Wilson was (a) responsible for the Company’s supply chain (1993 to 1996), (b) President of the Company’s Tubed Products’ plastic tubes business (1996 to 1998), which was sold in 2003, (c) President of the McCormick Canada consumer and industrial products business (from 1998 to 2001), (d) Vice President and General Manager – Sales & Marketing of the Company’s U.S. Consumer Products Division (from 2001 to 2003), (e) President of the Company’s U.S. Consumer Foods group (2003 to 2005), and (f) President of the Company’s North American Consumer Foods group and Supply Chain (from 2005 to 2006). Prior to joining McCormick, Mr. Wilson worked for nine years at Procter & Gamble. In these various roles, Mr. Wilson developed a broad knowledge of the Company’s markets – both domestic and foreign, and consumer and industrial - and had senior level responsibility for strategic planning and leadership with respect to these businesses. In his present role, Mr. Wilson is responsible for the strategic leadership of the Company. He has extensive knowledge of consumer goods marketing in general, with a specific knowledge of the business, markets, and customers within the food industry in particular, and has hands-on experience in directing the day-to-day operations of our large, multi-faceted, consumer and industrial foods business.

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Board Leadership

The Company’s Board is led by our Chairman, Alan D. Wilson, who is also the Chief Executive Officer. The Board of Directors believes that the Company is and has been well served by this combined structure. Such a structure acts as a bridge between management and the Board, thus helping to ensure that both act with commonality of purpose with efficient communication between them. The Board believes that the CEO is best able to bring key business issues and stockholder interests to the Board’s attention, given his in-depth understanding of the Company. As well, the combined structure helps ensure accountability for the actions and strategic direction of the Company. Combining the roles also ensures that the Company presents its message and strategy to stockholders, employees and customers with a unified voice.

The Board has appointed a Lead Director. The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the Lead Director, and he continues to act in that role. The duties of the Lead Director are to (i) preside at executive sessions of the Board, and brief the CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on Board agendas and meeting schedules; (v) provide feedback to the Chairman on the quality of information received from management; and (vi) participate with the Chairman and the Nominating/Corporate Governance Committee in interviewing Board candidates. The Lead Director position has a two-year term (subject to being re-elected to the Board of Directors by the stockholders). In May 2011, the Board determined that Mr. Mangan would continue as Lead Director for an additional two year term, beginning in November 2011.

The Board believes that the combined Chairman and CEO structure, coupled with an independent Lead Director, the use of regular executive sessions of the non-management Directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

Board Committees

The Board of Directors has appointed the following Board Committees:

Audit Committee

The Charter of the Audit Committee provides that the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•

the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;

•

the performance of McCormick’s internal audit function;

•

the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;

•

compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and

•

the evaluation of enterprise risk management issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Audit Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. No member of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has also determined that all committee members qualify as “audit committee financial experts” under SEC rules.

Compensation Committee

The Compensation Committee has the following principal duties and responsibilities:

•

review McCormick’s executive compensation policy and programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long-term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

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•

review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;

•

annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;

•

annually evaluate the compensation of the members of the Board of Directors; and

•

review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board of Directors which is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

Pursuant to its Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee; however, to date no such delegation has been made. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board by:

•

developing and implementing corporate governance guidelines;

•

establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;

•

evaluating and making recommendations regarding the size and composition of the Board and its Committees (including making determinations concerning the composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and

•

monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees—Descriptions & Charters.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership and Meetings

The table below shows the current members of each of the Committees and the number of meetings held by each Committee in fiscal 2012.

Name	Audit	Compensation	Nominating/ Corporate Governance
John P. Bilbrey		X
James T. Brady	Chair
J. Michael Fitzpatrick	X
Freeman A. Hrabowski, III			Chair
Patricia Little(2)	X
Michael D. Mangan(1)(2)	X		X
Margaret M.V. Preston			X
George A. Roche		X
William E. Stevens		Chair
Jacques Tapiero	X
Number of Committee Meetings Held in Fiscal 2012	9	6	3

(1)

Lead Director.

(2)

Effective as of the date of the 2013 Annual Meeting of Stockholders, Ms. Little will become Chair of the Audit Committee, while Mr. Mangan will become a member of the Compensation Committee and remain a member of the Nominating/Corporate Governance Committee, but cease to be a member of the Audit Committee.

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Director Attendance at Meetings

During fiscal 2012, there were six regular meetings of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served. Jacques Tapiero, who was elected to the Board effective September 24, 2012, attended at least 75% of the Board and Audit Committee meetings following his election to the Board.

Each year, the Board of Directors meets on the same day as the Annual Meeting of Stockholders. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are encouraged to attend and typically do so. All Board members attended last year’s Annual Meeting of Stockholders.

Risk Oversight

The Board oversees the Company’s risk management and risk mitigation processes at both the full Board and Board Committee levels. Senior management of the Company is responsible for the day-to-day management of the risks facing the Company.

Board of Directors

The full Board assesses the Company’s strategic direction and operational risks throughout the year. In addition, management annually provides the Board with an enterprise risk management (“ERM”) review of the strategic risk issues and major trends that may impact business functions and the Company’s overall risk profile, with recommendations for responsive action on ERM issues as needed. These plans and related risks are monitored throughout the year as part of the regular financial and performance reports given to the Board by management.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Audit Committee

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes regular reports to the Board regarding briefings by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management process.

Compensation Committee

The Compensation Committee considers the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. In performing its responsibilities, the Committee receives regular reports on compensation matters and trends from the Committee’s independent compensation consultant. In 2012, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs, as discussed below in “Performance-Based Compensation and Risk.” Additionally, the Compensation Committee’s independent compensation consultant reviewed the Company’s incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The independent compensation consultant noted features of the Company’s incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Compensation Committee discretion in payment of incentives in the executive plans, use of various types of long-term incentives, payment caps, significant stock ownership guidelines, and our clawback policy. In light of these analyses, the Compensation Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

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Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee oversees risks related to corporate governance and Board composition. The Committee establishes criteria (for approval of the Board) for the selection of nominees for election to the Board, and reviews, evaluates and makes recommendations to the Board about its Committee structure and operations to ensure a commitment to effective governance.

Other Directorships

Certain individuals nominated for election to the Board of Directors hold, or have held in the past five years, directorships in other public companies:

Name	Current	2012	2011	2010	2009	2008
John P. Bilbrey	• The Hershey Company	• The Hershey Company	• The Hershey Company	—	—	—
J. Michael Fitzpatrick	—	—	—	• SPX Corporation	• SPX Corporation	• SPX Corporation
Freeman A. Hrabowski, III	• T. Rowe Price Group, Inc.	• Constellation Energy Group, Inc.	• Constellation Energy Group, Inc.	• Constellation Energy Group, Inc.	• Constellation Energy Group, Inc.	• Constellation Energy Group, Inc.
Patricia Little	—	—	—	—	—	—
Michael D. Mangan	—	—	—	—	—	—
Margaret M.V. Preston	—	—	—	—	—	—
George A. Roche	—	—	—	—	—	—
Gordon M. Stetz, Jr.	—	—	—	—	—	—
William E. Stevens	—	• MEMC Electronic Materials, Inc.	• MEMC Electronic Materials, Inc.	• MEMC Electronic Materials, Inc.	• MEMC Electronic Materials, Inc.	• MEMC Electronic Materials, Inc.
Jacques Tapiero	—	—	—	—	—	—
Alan D. Wilson	• MeadWestvaco Corporation	• MeadWestvaco Corporation	• MeadWestvaco Corporation	—	—	—

Stock Ownership and Service on Other Boards

It is expected that each non-management director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. The annual retainer was $70,000 during 2012. Such ownership must thereafter be maintained while serving on the Board.

No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board.

All nominees are currently in compliance with these Board membership requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2012 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC. For a discussion of insider participation in certain transactions, see “Procedure Regarding Transactions with a Related Person” above.

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Compensation of Directors*

The following table sets forth the compensation earned by the non-management directors for services rendered during the fiscal year ended November 30, 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)
John P. Bilbrey	77,500	87,980	35,850	201,330
James T. Brady	98,500	87,980	35,850	222,330
J. Michael Fitzpatrick	83,500	87,980	35,850	207,330
Freeman A. Hrabowski, III	89,500	87,980	35,850	213,330
Patricia Little	83,500	87,980	35,850	207,330
Michael D. Mangan	103,000	87,980	35,850	226,830
Margaret M.V. Preston	74,500	87,980	35,850	198,330
George A. Roche	79,000	87,980	35,850	202,830
William E. Stevens	94,000	87,980	35,850	217,830
Jacques Tapiero	3,000	62,057	20,956	86,013

*

Alan D. Wilson, Chairman, President, & Chief Executive Officer, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer, are members of the Board of Directors and are also executive officers of the Company. Mr. Wilson’s and Mr. Stetz’s compensation is set forth below under “Compensation of Executive Officers.”

(1)

Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski – $89,500 and Mr. Bilbrey – $60,000.

(2)

Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for each director. Awards include grants of RSUs and stock options under the 2007 Omnibus Incentive Plan. For a discussion of the assumptions used in determining these values, see Note 9 to our 2012 audited financial statements and Note 9 to our 2011 audited financial statements.

(3)

Amounts shown include RSUs granted in 2012 and deferred at the election of the following directors: Dr. Hrabowski and Mr. Bilbrey. The amount shown for Mr. Tapiero includes the value of the Common Stock shares which was paid to Mr. Tapiero as his first quarterly, pro rated, Board retainer payment (see “Narrative to the Director Compensation Tables” below).

Options and RSUs

The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested RSUs held by each non-management director as of November 30, 2012:

Name	Exercisable Options		Unexercisable Options		Unvested RSUs
	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting
John P. Bilbrey	21,250	8,750	5,000	-	1,660	-
James T. Brady	20,000	10,000	5,000	-	1,660	-
J. Michael Fitzpatrick	26,250	13,750	5,000	-	1,660	-
Freeman A. Hrabowski, III	28,750	16,250	5,000	-	1,660	-
Patricia Little	8,750	1,250	5,000	-	1,660	-
Michael D. Mangan	18,750	6,250	5,000	-	1,660	-
Margaret M.V. Preston	26,250	13,750	5,000	-	1,660	-
George A. Roche	18,750	6,250	5,000	-	1,660	-
William E. Stevens	15,000	5,000	5,000	-	1,660	-
Jacques Tapiero	-	-	2,500	-	713	-

Narrative to the Director Compensation Tables

Directors who are employees of McCormick (Mr. Wilson and Mr. Stetz) do not receive any fees for their service as a director.

The cash components of non-management director compensation are: (i) an annual retainer of $70,000, paid in equal quarterly installments (the first quarterly installment upon election to the Board is paid in Common Stock; subsequent quarterly payments are paid in cash), (ii) a meeting fee of $1,500 for each Board Committee meeting attended, and (iii) for directors who serve as the Lead Director or as Board Committee chairs, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments).

Pursuant to the 2007 Omnibus Incentive Plan, non-management directors receive an annual option grant of 5,000 shares of common stock. The shares subject to these options vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. Non-management directors also receive an annual RSU grant equal in value to $90,000. The RSUs vest in full on March 15 of the year following the grant date, provided that the director continues to serve on the Board until such date. All stock options and RSUs granted become fully exercisable in the event of disability or death of the participant, or a change in control of McCormick. Mr. Tapiero, who joined the Board in September 2012, received an option grant of 2,500 shares of common stock, and an RSU grant equal in value to $45,000.

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Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Deferred Compensation Plan. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which is McCormick stock). Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election made at the time of the deferral. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s departure from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

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PROPOSAL 1    ELECTION OF DIRECTORS

Director Nominees

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a nominee is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of the Record Date, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick common stock.

Required Vote of Stockholders

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

Director Nominees

Name	Principal Occupation & Business Experience	Amount and Nature of Beneficial Ownership(1)
		Common	Common Non-Voting
John P. Bilbrey Age 56 Year First Elected 2005

President and Chief Executive Officer (2011 to present), Executive Vice President, Chief Operating Officer (2010 to 2011), Senior Vice President (2003 to 2010),

The Hershey Company; President of Hershey North America (2007 to 2010)

		38,188 27,599(2)	11,117 10,867(2)
J. Michael Fitzpatrick Age 67 Year First Elected 2001	Retired Executive (2012 to present); Chairman (2007 to 2012), Chief Executive Officer (2007 to 2010), Citadel Plastics Holdings, Inc.	50,165 27,750(2)	18,846 14,250(2)
Freeman A. Hrabowski, III Age 62 Year First Elected 1997	President, University of Maryland, Baltimore County (1992 to present)	61,901 34,498(2)	29,790 15,867(2)
Patricia Little Age 52 Year First Elected 2010	Executive Vice President and Chief Financial Officer, Kelly Services, Inc. (2008 to present); General Auditor (2006 to 2008), Director, Global Accounting (2002 to 2008), Ford Motor Company.	12,420 8,750(2)	1,745 1,250(2)
Michael D. Mangan Age 56 Year First Elected 2007

Retired Executive (2010 to present); President, Worldwide Power Tools and Accessories, The Black & Decker Corporation (2008 to 2010); Senior Vice President, Chief Financial Officer, The Black & Decker Corporation (2000 to 2008)

		26,998 18,750(2)	8,367 6,250(2)
Margaret M.V. Preston Age 55 Year First Elected 2003	Managing Director (2008 to present); Regional Executive (2009 to present); Senior Vice President (2006 to 2008); Market Executive (2006 to 2008); US Trust, Bank of America Private Wealth Management	44,980 28,484(2)	16,117 14,495(2)
George A. Roche Age 71 Year First Elected 2007	Retired Executive & Senior Adviser (2007 to present); Chairman & President (1997 to 2006) T. Rowe Price Group, Inc.	26,998 18,750(2)	8,367 6,250(2)
Gordon M. Stetz, Jr. Age 52 Year First Elected 2011	Executive Vice President & Chief Financial Officer (2007 to present)	75,873 29,687(2)	8,322 6,188(2)

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Name	Principal Occupation & Business Experience	Amount and Nature of Beneficial Ownership(1)
		Common	Common Non-Voting
William E. Stevens Age 70 Year First Elected 1988	Chairman, BBI Group (2000 to present)	43,718 15,000(2)	29,767 5,000(2)
Jacques Tapiero Age 54 Year First Elected 2012	Senior Vice President and President, Emerging Markets (2009 to present); President, Intercontinental Region (2004 to 2009); Eli Lilly and Company	276 0(2)	0 0(2)
Alan D. Wilson Age 55 Year First Elected 2007	Chairman (2009 to present); President & Chief Executive Officer (2008 to present); President & Chief Operating Officer (2007)	359,056(3) 140,650(2) (2.9%)	93,191 85,757(2)
Directors and Executive Officers as a Group (18 persons)(4)		1,365,725 551,549(2) (10.5%)	309,882 225,476(2)

(1)

Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson – 9,945, Mr. Stetz – 1,118, executive officers as a group – 31,882; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 7,365; Dr. Fitzpatrick – 7,816; Dr. Hrabowski – 10,108; Ms. Preston – 8,113; and Mr. Wilson – 1,013.

(2)

Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs.

(3)

Includes 34,870 shares of Common Stock held in a charitable trust for the Wilson Family Foundation. Mr. Wilson serves as a trustee of the trust. Also includes 16,000 shares of Common Stock held in the Wilson Family Trust. Mr. Wilson disclaims beneficial ownership of the shares of each trust.

(4)

Includes 34,671 shares of Common Stock (22,967 shares of which can be acquired within 60 days of the Record Date) and 15,109 shares of Common Stock Non-Voting (10,989 shares of which can be acquired within 60 days of the Record Date) beneficially owned by James T. Brady. Mr. Brady joined the Board of Directors in December 1998. In accordance with the Company’s Corporate Governance Guidelines, he is not being nominated for re-election at the 2013 Annual Meeting of Stockholders. The Company appreciates his contributions and service.

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of the Record Date, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock. Mr. Wilson and Mr. Stetz are also included in the director nominee table.

Name	Principal Position	Amount and Nature of Beneficial Ownership(1)
		Common	Common Non-Voting
Alan D. Wilson Age 55	Chairman, President & Chief Executive Officer	359,056 140,650(2) (2.9%)	93,191 85,757(2)
Gordon M. Stetz, Jr. Age 52	Executive Vice President & Chief Financial Officer	75,873 29,687(2)	8,322 6,188(2)
Lawrence E. Kurzius Age 54	President – McCormick International (2008 to present); President, Europe, Middle East & Africa (2007 to 2008)	127,613 86,382(2)	23,894 23,894(2)
Charles T. Langmead Age 55	President – Industrial Foods Americas (2011 to present); President – U.S. Industrial Group (2005 to 2011)	203,085 84,382(2) (1.6%)	25,419 24,419(2)
Mark T. Timbie Age 58	President – Consumer Foods Americas & Chief Administrative Officer (2011 to present); President – North American Consumer Foods (2007 to 2011)	116,535 0(2)	0 0(2)

(1)

Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Langmead – 15,842; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Langmead – 1,466.

(2)

Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2012 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

•

Executive Summary

•

Principles of McCormick’s Executive Compensation Policy

•

Overview of Our Executive Compensation Program for Fiscal 2012

•

How We Determined Executive Compensation for Fiscal 2012

•

Elements of Executive Compensation

•

Performance-Based Compensation and Risk

Executive Summary

The core principles of McCormick’s executive compensation program continue to be pay for performance while retaining key talent. The framework of our executive compensation programs includes the governance features discussed below:

•

McCormick’s executive officers have no employment agreements.

•

McCormick’s Compensation Committee is comprised solely of independent directors.

•

The Compensation Committee’s compensation consultant, Exequity L.L.P., is retained directly by the Committee and performs no consulting or other services for McCormick. In addition, the Compensation Committee has determined that Exequity L.L.P. is independent and that there are no conflicts of interest with regard to the work of Exequity L.L.P.

•

The Compensation Committee’s annual review and approval of McCormick’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews McCormick’s executive compensation program (including base salary, annual performance-based incentive compensation, cash-based and equity-based long-term incentive programs, retirement plan, and personal benefits). In light of these analyses, the Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

•

Exequity L.L.P., the Compensation Committee’s independent consultant, assessed the Company’s compensation policies and practices in fiscal 2012 and concluded that they do not motivate imprudent risk taking.

McCormick’s compensation program and related governance features are complemented by several specific elements designed to align McCormick’s executive compensation with long-term stockholder interests, including:

•

a compensation recoupment or “clawback” policy, as described below;

•

share ownership guidelines for McCormick’s executive officers, as described below;

•

a Mid-Term Incentive Program in which a portion of an executive’s incentive award under the Program (if earned) is now paid in the form of stock;

•

a cap for executive officer bonus payouts under the annual performance-based incentive program; and

•

prohibiting executive officers from pledging or hedging their Company stock (see discussion above under “Corporate Governance Guidelines”) and from engaging in speculative transactions in McCormick stock, such as short sales or equivalent transactions.

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Principles of McCormick’s Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

•

We must pay competitively – both as to the amount and type of compensation we offer – as compared to the “Market Group” companies listed below in order to attract and retain our executive talent.

•

A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short and longer term.

•

The financial performance goals should be drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

The compensation for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers, consists of the elements identified in the table below.

Overview of Our Executive Compensation Program for Fiscal 2012

During fiscal 2012, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash bonus, long-term incentive compensation (in the form of cash-based and equity-based incentive awards), a limited number of personal benefits, and retirement benefits earned under our qualified pension plan and supplemental executive retirement plan.

The Compensation Committee reviews and approves each element of compensation separately and, if necessary, makes adjustments to individual elements of compensation to achieve total targeted compensation that it believes is competitive with our Market Group, with performance goals based on an analysis of our Peer Group, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement, and the total estimated payments upon involuntary termination from McCormick.

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OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR FISCAL 2012

	Element	Objective	Key Features
Annual Cash Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation.

•

Targeted at the 50th percentile of our Market Group.

•

Represents about 30% of compensation mix for all Executive Officers as a group.

•

Adjustments are based on individual performance, internal equity, and pay relative to the Market Group.

	Annual Performance-Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.

•

Total cash compensation is targeted at the 50th percentile of the Market Group.

•

Annual incentive cash payments are based on a formula that includes EPS growth and operating income growth, adjusted for working capital charges.

Long-Term Incentive Programs	Stock Options	Retain executive officers and align their interests with the stockholders.

•

Total long-term incentive compensation is targeted at the 50th percentile of the Market Group’s total long-term incentive compensation.

•

Equity compensation is in the form of stock options which provides value to the executive only to the extent that the stock price appreciates.

•

Stock options are 10 year non-qualified options that vest 25% per year over the first four years of the term.

	Mid-Term Incentive Program	Retain executives and align their compensation with the Company’s key financial goals to drive stockholder value over time.

•

Awards based on the achievement of cumulative growth in net sales or EPS, and relative TSR as compared to our Peer Group over the three-year performance period.

•

Annual grants of three-year overlapping cycles.

•

Earned awards to be delivered in combination of cash and stock.

Retirement Benefits	Pension Plan & 401k Retirement Plan	Provide retirement income for employees.

•

Tax qualified defined benefit pension plan in which most of our US employees, including Named Executive Officers, are eligible to participate.*

•

Plan formula is based on age, years of service, and cash compensation.

•

The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.

	Supplemental Executive Retirement Plan	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to encourage early retirement by such persons.

•

For eligible executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.

•

For certain executive officers, including Named Executive Officers, includes one additional month of service credit for each month worked in the Plan between ages 55 and 60 up to a five year maximum.

	Deferred Compensation	Provide retirement savings to executives in a tax-efficient manner.	• Participant can elect to defer up to 80% of salary and annual bonus in a non-qualified plan.
Personal Benefits	Automobile & Executive Benefit Allowances	Reimburse executive for transportation, financial planning and wellness expenses.	• Fixed monthly amount, which is fully taxable to the executive.
	Company Airplane	Available primarily for business use by executive officers to provide for security, confidentiality, and efficiency of travel time.	• Any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive. • The executive is fully responsible for all taxes on such imputed amount.
* Unavailable to employees hired on or after January 1, 2012.

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How We Determined Executive Compensation for Fiscal 2012

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers. The Committee applies the executive compensation principles listed above to the compensation program for each individual. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2012:

•

A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;

•

A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and

•

Recommendations by Mr. Wilson with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

As well, the Compensation Committee considered the results of the advisory votes by stockholders on the “say-on-pay” proposal presented to stockholders at the March 30, 2011 Annual Meeting. As reported in the Company’s Form 8-K, filed with the SEC on April 1, 2011, there was significant support by stockholders for the compensation program offered to the Company’s Named Executive Officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. The next stockholder advisory vote on executive compensation will be held at the 2014 Annual Meeting. For fiscal 2012, the Company’s executive compensation program continued to focus on pay for performance, alignment of executive interests with those of McCormick’s stockholders, and achieving balance between offering annual and long-term incentives without creating improper risks.

Each year, including fiscal 2012, the Compensation Committee compares the target total compensation being offered to McCormick’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions at the below listed consumer products companies (our Market Group companies).

For fiscal 2012, the Market Group was comprised of the following companies:

Church & Dwight Co. Inc. The Clorox Company The Coca-Cola Company Coca-Cola Enterprises Inc. ConAgra Foods, Inc. Constellation Brands Inc. Cott Corporation Dean Foods Company	The Estee Lauder Companies Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc. General Mills, Inc. Kraft Foods Inc. Levi Strauss & Co. Mattel, Inc. Mead Johnson Nutrition Company	Newell Rubbermaid Inc. Reynolds American Inc. Schreiber Foods International, Inc. The Scotts Miracle-Gro Company Spectrum Brands Holdings, Inc. Tupperware Brands Corporation Tyson Foods Inc.

We believe these companies provide an appropriate comparison against which to measure the adequacy and suitability of our target compensation for executive officers because they are a likely source of executive talent for us, their executive positions are similar in scope, authority and impact to the positions occupied by our executives, and they operate within the same general industry as does McCormick. These companies range in sales and profits from lower to higher than McCormick, but the Compensation Committee’s independent consultant employs regression analysis to predict the levels of compensation these Market Group companies would pay if they were McCormick’s size. These size-adjusted data become the benchmarks against which the Compensation Committee measures the sufficiency and suitability of the pay being extended to McCormick’s executives.

Annual cash compensation consists of an annual base salary and annual performance-based incentive bonus. McCormick targets annual cash compensation expenditures at the 50th percentile of the annual cash compensation values in the Market Group companies. Long-term compensation expenditures (consisting of cash-based and equity-based incentive awards) also are targeted at the 50th percentile of the long-term incentive compensation values conveyed to executive officers at the Market Group companies.

During fiscal 2012, the aggregate value of the target total compensation opportunities (the sum of annual cash compensation and long-term incentive compensation) that McCormick extended to its team of executive officers was 0.6% below the 50th percentile of total target compensation levels offered to similarly positioned executives at the Market Group companies.

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Elements of Executive Compensation

1.   Annual Cash Compensation and Long-Term Incentives

(a)

Base Salaries: Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase in any given year. For fiscal 2012, base salaries for the Named Executive Officers were increased to reflect assessments of individual performance and to better align each incumbent’s pay with market medians. In aggregate, following such increases, base salaries for all executive officers as a group were 4% above the 50th percentile level of the Market Group.

For fiscal 2012, Mr. Wilson requested that the Compensation Committee not increase his base salary, and his request was approved by the Committee.

(b)

Annual Performance-Based Incentive Compensation: Performance goals for our annual incentive bonus program were approved by the Compensation Committee based on its analysis of the performance of the companies listed below, which are members of the S&P 500 Food Products Group and the S&P 400 Food Products Group. McCormick considers these companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies against which we assess our financial results and with whom we compete for equity investors.

For fiscal 2012, our Peer Group comprised the following companies:

Campbell Soup Company ConAgra Foods, Inc. Dean Foods Company Flowers Foods, Inc. General Mills, Inc. Green Mountain Coffee Roasters, Inc. H. J. Heinz Company	The Hershey Company Hormel Foods Corporation The J. M. Smucker Company Kellogg Company Kraft Foods Inc. Lancaster Colony Corporation Mead Johnson Nutrition Company	Ralcorp Holdings, Inc. Sara Lee Corporation Smithfield Foods, Inc. Tootsie Roll Industries, Inc. Tyson Foods, Inc.

Each Named Executive Officer’s annual incentive bonus is based on McCormick’s EPS growth and McCormick Profit (which is operating profit adjusted by a charge for working capital). Named Executive Officers who are not directly responsible for a particular business unit have 70% of their annual incentive bonus based on EPS growth and 30% of their annual incentive bonus based on Global McCormick Profit. With respect to Named Executive Officers directly responsible for a particular business unit or group of business units, one-half of the annual incentive bonus is based on McCormick’s EPS growth and one-half on the achievement of McCormick Profit for that business unit or group of business units.

In general, when setting annual incentive bonus goals, the Compensation Committee considers historic levels of EPS generated by the top performing Peer Group companies, upcoming year EPS estimates for these companies, and McCormick’s own record of EPS growth. The Committee also evaluates, with Mr. Wilson’s input, non-operational and/or non-recurring factors which may have affected the EPS results at McCormick and the Peer Group companies during the performance periods considered.

For fiscal 2012, Mr. Wilson requested that the Compensation Committee not increase his target bonus amount, and his request was approved by the Committee.

The Compensation Committee determined that if McCormick were to achieve EPS growth in the range of 6% to 8%, an incentive bonus would be paid in an amount between approximately 85% and 115% of target. The Committee concluded it was appropriate to reward EPS performance in this range with a payment exceeding target in recognition of the difficulty of achieving an EPS goal which places McCormick among the highest performers in its Peer Group.

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More generally, for fiscal 2012, the Compensation Committee established the following incentive bonus payment levels for EPS growth ranging from 0% to 14% or more:

	EPS Growth	Payout
Threshold	0%	0%
Target	7%	100%
Maximum	14% or more	200%

One of the performance metrics used in determining the fiscal 2012 incentive bonus for all Named Executive Officers is business unit McCormick Profit. The ability to meet or exceed the McCormick Profit goals was considered at least as difficult as the overall Company achievement of its EPS growth performance metric. Business unit McCormick Profit targets, while quantifiable, are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. The Compensation Committee evaluates the difficulty of achieving the business unit McCormick Profit targets established by the CEO. In this evaluation, the Committee considers both the historic performance of the business units for which Messrs. Kurzius, Langmead, and Timbie are responsible and the overall McCormick Profit targets established by management for the upcoming fiscal year. This evaluation is conducted with a view to driving stockholder value, paying our Named Executive Officers competitively, and rewarding superior financial performance. The measure of the difficulty of achieving business unit McCormick Profit targets is illustrated by the fact that the business units led by Messrs. Kurzius, Langmead, and Timbie have not uniformly achieved their McCormick Profit targets from year-to-year and also vary when compared to each other.

The Compensation Committee determined the actual fiscal 2012 incentive bonus for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive bonus potential, as a percentage of base salary.

Name	Performance Metric	Target Incentive Bonus as a % of Base Salary	Payout Factor %	Actual Incentive Bonus as a % of Base Salary *
		A	B	C
Alan D. Wilson	70% - EPS Growth 30% - Global McCormick Profit	110%	74%	81%
Gordon M. Stetz, Jr.	70% - EPS Growth 30% - Global McCormick Profit	70%	74%	52%
Lawrence E. Kurzius	50% - McCormick Profit from business units in Europe, Middle East, Africa, and the Asia/Pacific regions. 50% - EPS Growth	70%	110%	77%
Charles T. Langmead	50% - McCormick Profit from U.S. Industrial Group and Mexican industrial business unit. 50% - EPS Growth	70%	88%	62%
Mark T. Timbie	50% - McCormick Profit from the U.S. Consumer, Canada, Mexico (consumer business unit) and El Salvador business units. 50% - EPS Growth	70%	69%	48%

*

The fiscal 2012 incentive bonus as a percentage of base salary for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The resulting annual incentive bonus amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. For fiscal 2011, the actual incentive bonus as a percentage of base salary (Column C) for each Named Executive Officer was 129% (Mr. Wilson), 82% (Mr. Stetz), 79% (Mr. Kurzius), 41% (Mr. Langmead) and 77% (Mr. Timbie).

(c)

Mid-Term Incentive Program: A limited number of executives, including the Named Executive Officers, who are in positions to significantly impact the achievement of key corporate objectives and who provide the long-term strategic leadership necessary to accomplish those objectives, participate in a three-year mid-term incentive program. The program provides for the payments contingent on (1) the achievement of three-year financial performance goals, and (2) McCormick’s Total Stockholder Return (TSR) relative to the TSR generated by our Peer Group companies. Historically, payments for amounts earned under the Mid-Term Incentive Program (MTIP) were made entirely in cash. As described below, for the award cycle that began on December 1, 2010, the Committee determined that a portion of the earnings, if any, under the program would be paid in the form of stock. The Committee believes that this change will further align the interests of McCormick’s executives with the interests of stockholders.

We establish our financial performance goals to instill in our executive officers an incentive to generate financial growth for McCormick which is competitive with growth rates exhibited by the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments (relative TSR growth, cumulative sales growth, and/or EPS), all of which the Compensation Committee believes drive stockholder value over the long-term and are therefore important indicators of the performance of our top executives. The three-year performance timeframe for this plan complements the annual performance focus provided by the annual incentive program and the longer-term focus provided by our Long-Term Equity Incentive Program, which is delivered in stock options.

Throughout fiscal 2012, there were three active award cycles in this program, one of which ended on November 30, 2012.

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(i)

Completed Cycle: For the three year award cycle beginning on December 1, 2009 and ending on November 30, 2012 (fiscal 2010-2012), the Compensation Committee approved EPS growth and relative TSR metrics. EPS growth goals were used for this cycle to strengthen attention on continuous profit improvement and thereby enhance stockholder investment value. The EPS growth goals were based on an analysis of published EPS growth goals by our Peer Group companies together with three-year EPS growth goals set forth in our strategic plan for the three-year period.

(ii)

Active Cycle: For the three year award cycle beginning on December 1, 2010 and ending on November 30, 2013 (fiscal 2011-2013), the Compensation Committee approved the TSR Metric and a change from the EPS growth metric to a cumulative sales growth metric to achieve increased focus on sales growth, which is not a metric in the annual incentive program. Additionally, the Compensation Committee determined that the payment for achieving the sales growth metric should be made in stock rather than cash. The Committee felt that by doing so, the executive compensation alignment with stockholder interests would continue to be strengthened. Achievements in TSR continue to be paid in cash.

(iii)

Active Cycle: For the three year award cycle beginning on December 1, 2011 and ending on November 30, 2014 (fiscal 2012-2014), the Compensation Committee approved the TSR Metric and a cumulative sales growth metric to maintain continued focus on sales growth, which is not a metric in the annual incentive program. The Compensation Committee determined that the payment for achieving the sales growth metric would be made in stock while the TSR achievements would be paid in cash.

Cumulative TSR growth relative to the growth generated by the members of our Peer Group was considered an appropriate metric for these cycles because it is a clear and objective measurement of return for our stockholders, and its inclusion as a performance indicator ensures that the interests of plan participants remain aligned with those of our investors. The higher McCormick’s TSR rank in relation to Peer Group returns, the bigger the cash award paid; the lower the TSR rank, the smaller the payment made.

Awards for these cycles, if any, are based on a combination of McCormick’s achievement with respect to financial performance goals and TSR in relation to the returns exhibited by our Peer Group companies. For the cycles using EPS growth, both EPS growth and TSR must be achieved in order for the cash awards to be paid, and payout is based upon a matrix of the range of results for both factors. For the two active cycles, separate performance goals for cumulative sales growth and TSR were used rather than a matrix. The Committee determined that separate tracking of the two metrics would provide clearer, simpler focus on each.

The payment made to Named Executive Officers for the performance cycle ending November 30, 2012, is listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The Compensation Committee approved the payment to participants constituting 182.5% of target because of compounded three-year EPS growth of 28.1% and a TSR percentile rank of 95%. We are in the third year of the fiscal 2011-2013 three-year performance cycle and the second year of the fiscal 2012-2014 three-year performance cycle. If the established performance targets for these cycles are achieved, the related cash and equity awards will be paid no later than February 2014 and February 2015, respectively. As required by SEC rules, the portion of the fiscal 2011-2013 cycle and the fiscal 2012-2014 cycles (paragraphs (ii) and (iii) above) that may be paid in stock, if earned, is reflected in the Stock Awards column of the Summary Compensation Table below, even though it would not be paid until the end of the cycle.

For the three-year performance cycles completed in fiscal 2012 or currently in progress, the cumulative three-year sales growth or EPS growth and TSR thresholds and maximums are as follows:

	FY2010–2012 Performance Period
	EPS Growth	TSR
Threshold	12.0%	30th Percentile
Maximum	33.0%	80th Percentile and above
Actual Performance	28.1%	95%
	FY2011–2013 Performance Period
	Sales Growth	TSR
Threshold	6.0%	30th Percentile
Maximum	17.0%	80th Percentile and above
	FY2012–2014 Performance Period
	Sales Growth	TSR
Threshold	9.0%	30th Percentile
Maximum	21.0%	80th Percentile and above

(d)

Long-Term Equity Incentive Program: We offer long-term equity incentive compensation opportunities as well as mid-term incentives because we believe the combination provides an appropriately balanced focus on both mid-term and long-term stockholder value. Long-term awards are granted at the meeting of the Board of Directors that is held on the same day as our Annual Stockholders’ Meeting. In fiscal 2012, the Compensation Committee determined that the long-term awards for executive officers, including the Named Executive Officers, should be 100% stock options, the same award format as had been granted in the previous year. The Compensation Committee decided to issue stock options because it believes that stock options provide the most direct and effective method for aligning the interests of our executive officers with those of our stockholders over the long-term. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant. The number of option shares is determined by dividing the stock option cash value by the closing price of McCormick common stock on the date of grant and multiplying the result by a factor of five, which reflects the historic correlation between the Black-Scholes model for valuing of option shares and the market value of the shares. The number of options is then rounded to the closest 100.

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The size of mid-term and long-term incentive awards is determined by reference to benchmark practices. Each executive officer is assigned an aggregate award value which, when combined with their salary and annual incentive, reflects the 50th percentile of the total compensation of comparably positioned officers of our Market Group companies. The mix of cash, and equity-based awards is determined each year by the Compensation Committee by reference to the typical blend of such awards in the Market Group.

Role of the Independent Compensation Consultant & Recommendations by the CEO

Independent Consultant: Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation advisers to the Committee. During fiscal 2012, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices as well as to assist the Committee in determining the relationship between the programs and the levels of compensation paid to our executive officers and directors to the Peer Group companies identified above. Exequity L.L.P. reported directly to the Committee and neither Exequity L.L.P. nor any of its affiliates provide any other services to the Company, its management or executive officers. The Compensation Committee has assessed the work performed by Exequity L.L.P. and has determined both that Exequity L.L.P. is independent, and that its work did not raise any conflict of interest. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine the amount or form of compensation with respect to McCormick’s executive officers.

CEO Recommendations: The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2012, Mr. Wilson provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual, mid-term and long-term incentive programs, and any adjustments to the value of mid-term and long-term awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and Mr. Wilson’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Wilson’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Except as noted in the following sentence, Mr. Wilson does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For fiscal 2012, Mr. Wilson requested that the Compensation Committee not increase his base salary or target bonus amount, and his request was approved by the Committee. The Compensation Committee determined Mr. Wilson’s compensation, including base salary, performance targets and the value of the annual, mid-term and long-term awards privately in executive session.

No other executive officer of McCormick determined or recommended the amount or form of executive or director compensation to the Committee during fiscal 2012.

Share Ownership Guidelines for Executive Officers

We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2012, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay
Chief Executive Officer	5.0x
Executive Vice President and executive officers serving as Presidents of major business units	3.0x
Senior Vice President	2.0x
Vice President	1.6x

Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under vested but unexercised options.

All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on the Record Date, all of our Named Executive Officers satisfy the guidelines.

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2.   Retirement Benefits and Personal Benefits

(a)

Retirement Benefits: We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the Named Executive Officers. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive bonus are included in the calculation of the pension benefit for employees hired on or after December 1, 2000. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 will continue to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012.

We also provide a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including the Named Executive Officers. Providing a supplemental retirement benefit is consistent with comparable organizations and provides a significant retention benefit. The senior executive program contained in McCormick’s SERP provides the Named Executive Officers who are age 50 and older with a credit of one additional month of service for each month of service in the SERP between ages 55 and 60. For the Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive bonuses in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. The mid-term and long-term cash and equity based incentive awards described above are not included in the calculation of the SERP benefit.

(b)

Personal Benefits: The Named Executive Officers received a limited number of personal benefits, including a fixed car allowance and fixed executive benefit allowance for expenses associated with financial planning and wellness. These benefits make up a small portion of the total compensation of our Named Executive Officers and we believe the retention value of these benefits exceeds the cost of such benefits to McCormick. The Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.

(c)

Company Airplane: McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests generally may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. To the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

For additional information on the above personal benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

The Compensation Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2012, the Compensation Committee engaged in a process of reviewing all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

•

The balance of performance and the quality and sustainability of performance;

•

The mix between annual, mid-term and long-term incentives;

•

The relationship between performance criteria for annual, mid-term and long-term incentive awards;

•

Competitive practices;

•

Share retention requirements; and

•

Clawback provisions.

On the basis of this review, the Compensation Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Clawback Provisions

McCormick’s 2013 Omnibus Incentive Plan (the “2013 Plan”), for which we are seeking stockholder approval at the April 3, 2013 Annual Meeting, and the 2007 Omnibus Incentive Plan (which will be replaced by the 2013 Plan upon stockholder approval of the 2013 Plan), outline circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the 2013 Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contendre to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the 2013 Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the 2013 Plan during the twelve month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

In addition, any award granted pursuant to the 2013 Plan shall be subject to mandatory repayment by the participant to McCormick to the extent the participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation or stock exchange listing standard, or (b) any law, rule, regulation or stock exchange listing standard that imposes mandatory recoupment under the circumstances set forth in such law, rule, regulation or listing standard.

Performance-Based Compensation – Section 162(m)

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. The compensation paid pursuant to our cash-based annual and our mid-term and long-term incentive programs generally qualifies as “performance-based compensation” for purposes of Section 162(m). Base salaries and vesting of RSU grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). From time to time, the Committee may approve compensation that exceeds the $1,000,000 limitation under Section 162(m) in order to provide competitive levels of total compensation for our executive officers.

For fiscal 2012, compensation for Mr. Wilson exceeded the Section 162(m) limitation due primarily to base salary.

2013 Omnibus Incentive Plan

The Compensation Committee has approved the 2013 Omnibus Incentive Plan (the “2013 Plan”) and recommended that it be submitted to the Board of Directors for approval. The Board of Directors adopted the 2013 Plan on November 27, 2012, effective December 1, 2012, subject to stockholder approval at the April 3, 2013 Annual Meeting. For a discussion of the 2013 Plan and its terms, see “Proposal 2 – Approval of 2013 Omnibus Incentive Plan.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, and in this proxy statement.

Submitted by:	Compensation Committee
William E. Stevens, Chairman John P. Bilbrey George A. Roche

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Executive compensation tables

Summary Compensation Table

The following table sets forth the compensation earned during the applicable fiscal year by our CEO and CFO during fiscal 2012, and each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2012.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Alan D. Wilson Chairman, President and Chief Executive Officer	2012	1,000,000	750,000	1,322,148	3,000,700	3,389,149	57,569	9,519,566
	2011	992,050	750,000	1,685,890	3,167,700	1,118,536	55,800	7,769,976
	2010	910,308	-	1,612,672	2,896,541	874,420	55,800	6,349,741
Gordon M. Stetz, Jr. Executive Vice President and Chief Financial Officer	2012	476,680	175,000	278,913	886,382	861,397	57,569	2,735,941
	2011	463,640	175,000	355,555	933,443	433,996	55,800	2,417,434
	2010	446,769	-	340,560	798,984	825,403	55,800	2,467,516
Lawrence E. Kurzius President, McCormick International	2012	491,679	212,500	367,821	1,156,429	345,432	60,054(8)	2,633,915
	2011	481,279	212,500	469,812	1,050,206	174,753	55,800	2,444,350
	2010	469,424	-	449,264	862,428	66,871	55,800	1,903,787
Charles T. Langmead President, Industrial Foods Americas	2012	455,019	175,000	278,913	921,788	1,832,126	57,979(7)	3,720,825
	2011	437,050	175,000	355,555	731,416	383,723	56,200(7)	2,138,944
	2010	420,000	-	340,560	795,182	406,234	56,190(7)	2,018,166
Mark T. Timbie President, Consumer Foods Americas and Chief Administrative Officer	2012	516,679	212,500	367,821	1,028,241	1,340,389	57,569	3,523,199
	2011	506,104	212,500	469,812	1,058,879	550,523	55,800	2,853,618
	2010	491,288	-	449,264	791,053	879,996	55,800	2,667,401

(1)

The Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2012, see the “Non-Qualified Deferred Compensation Table” below.

(2)

Before fiscal 2011, awards under the Mid-Term Incentive Program (MTIP) were made in cash only and, if earned, were shown in the column on “Non-Equity Incentive Plan Compensation” at the end of the three-year cycle. For fiscal 2011 and 2012, the Compensation Committee determined that MTIP awards would be 50% cash and 50% equity. We are required to report the equity portion of the award at the beginning of the MTIP cycle, even though it would not be paid until the end of the cycle. The amounts shown assume performance at target. The cash portion of the award is not reported until the end of the cycle. Both the cash and equity portions of the award are paid only if performance conditions are met, and the final payment amount, if any is earned, will range from 0 to 200% of the stated target. Refer to the “Grants of Plan-Based Awards” table below for the threshold, target, and maximum amounts that can be earned. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2011-FY2013 and FY2012-FY2014 MTIP cycles.

(3)

Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to each fiscal year for each Named Executive Officer related to grants of stock options pursuant to our 2007 Omnibus Incentive Plan.

(4)

Amounts shown represent the cash awards earned by the Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan for each performance period. For further information, see the “Grants of Plan-Based Awards” table and accompanying footnotes below. Amounts shown for each fiscal year also include cash awards paid to participants for three three-year MTIP cycles, the first beginning on December 1, 2007 and ending on November 30, 2010, the second beginning on December 1, 2008 and ending on November 30, 2011 and the third beginning on December 1, 2009 and ending on November 30, 2012.

(5)

Amounts represent the actuarial increase in the present value of the Named Executive Officer’s benefit under our defined benefit pension plan and SERP. While these amounts appear as a lump sum, the normal form of payment is an annuity payment. The significant rise in pension value for fiscal 2012 reflects a drop in the discount rate of over 100 basis points for the retirement plans from 2011 to 2012. The pension number reported is an accounting value and will not be realized by the Named Executive Officer during 2012. While this change in rate increases the Company’s liability from an accounting perspective, it does not increase the retirement benefit payable to the executive.

(6)

Each Named Executive Officer receives annually: $22,000 executive auto allowance and a $24,000 executive benefit allowance. Each also received $9,800 in matching funds under the McCormick 401(k) plan. The amounts paid in fiscal 2012 for the executive auto allowance and executive benefit allowance were higher by $846 and $923, respectively, since there was one additional bi-weekly pay period during the fiscal year.

(7)

As do all other U.S. employees who achieve 30 years of service, Mr. Langmead receives a long-term service award each year, which was $410 in fiscal 2012, $400 in fiscal 2011 and $390 in fiscal 2010.

(8)

Due to a previous international assignment, the amount shown includes $2,485 of foreign taxes paid on behalf of Mr. Kurzius.

Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements or similar arrangements with the Named Executive Officers or other executive officers. In addition, dividends are not accrued or paid on unexercised options. The Company does not provide tax gross-ups for personal benefits or for use of the Company airplane by Named Executive Officers.

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Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(3)(4)	Target (#)(4)	Maximum (#)(4)
Alan D. Wilson	-	0.00	1,100,000(1)	2,200,000(1)	-	-	-	-	-	-	-
	12/1/2011	187,500(2)	750,000(2)	1,500,000(2)	3,844	15,376	30,752	-	-	-	750,000(8)
	3/28/2012	-	-	-	-	-	-	-	184,400	54.24	1,322,148(7)
Gordon M. Stetz, Jr.	-	0.00	336,000(1)	840,001(1)	-	-	-	-	-	-	-
	12/1/2011	43,750(2)	175,000(2)	350,000(2)	897	3,588	7,176	-	-	-	175,000(8)
	3/28/2012	-	-	-	-	-	-	-	38,900	54.24	278,913(7)
Lawrence E. Kurzius	-	0.00	346,500(1)	866,250(1)	-	-	-	-	-	-	-
	12/1/2011	53,125(2)	212,500(2)	425,000(2)	1,089	4,357	8,714	-	-	-	212,500(8)
	3/28/2012	-	-	-	-	-	-	-	51,300	54.24	367,821(7)
Charles T. Langmead	-	0.00	322,000(1)	805,000(1)	-	-	-	-	-	-	-
	12/1/2011	43,750(2)	175,000(2)	350,000(2)	897	3,588	7,176	-	-	-	175,000(8)
	3/28/2012	-	-	-	-	-	-	-	38,900	54.24	278,913(7)
Mark T. Timbie	-	0.00	364,000(1)	910,000(1)	-	-	-	-	-	-	-
	12/1/2011	53,125(2)	212,500(2)	425,000(2)	1,089	4,357	8,714	-	-	-	212,500(8)
	3/28/2012	-	-	-	-	-	-	-	51,300	54.24	367,821(7)

(1)

Amounts shown represent the target and maximum amounts that could have been earned for fiscal 2012 by each Named Executive Officer under our Annual Performance-Based Incentive Compensation Plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2012 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Amounts shown represent the threshold, target and maximum amount that could be earned under the cash component of the FY2012-FY2014 MTIP cycle.

(3)

Amounts shown represent the minimum amounts payable if the threshold performance goals are achieved. No payments will be made for performance below the threshold level.

(4)

Amounts represent the threshold, target and maximum amount (in shares) that could be earned under the stock component of the FY2012-FY2014 MTIP cycle.

(5)

Amounts shown include awards of stock options under the 2007 Omnibus Incentive Plan. These stock options vest based upon the executive’s continued services to McCormick and will vest in equal installments over four years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).

(6)

The exercise price of the stock options is equal to the closing price of the common stock on the grant date.

(7)

Amounts shown represent the grant date fair value of each equity award granted during fiscal 2012 for each Named Executive Officer.

(8)

Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2012-FY2014 MTIP cycle based on the target amount payable if the performance conditions are met.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2012.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Alan D. Wilson	0	184,400(1)	54.24	3/27/2022
	52,750	158,250(2)	47.40	3/29/2021
	117,200	117,200(3)	38.39	3/30/2020
	56,457	75,274(4)	29.89	3/24/2019
					15,376(5)	992,675
					33,732(6)	2,177,738
Gordon M. Stetz, Jr.	0	38,900(1)	54.24	3/27/2022
	11,125	33,375(2)	47.40	3/29/2021
	24,750	24,750(3)	38.39	3/30/2020
	0	15,874(4)	29.89	3/24/2019
					3,588(5)	231,641
					7,872(6)	508,216
Lawrence E. Kurzius	0	51,300(1)	54.24	3/27/2022
	14,700	44,100(2)	47.40	3/29/2021
	32,650	32,650(3)	38.39	3/30/2020
	62,926	20,974(4)	29.89	3/24/2019
					4,357(5)	281,288
					9,558(6)	617,064
Charles T. Langmead	0	38,900(1)	54.24	3/27/2022
	11,125	33,375(2)	47.40	3/29/2021
	24,750	24,750(3)	38.39	3/30/2020
	47,626	15,874(4)	29.89	3/24/2019
	25,300	0	37.59	4/01/2018
					3,588(5)	231,641
					7,872(6)	508,216
Mark T. Timbie	0	51,300(1)	54.24	3/27/2022
	0	44,100(2)	47.40	3/29/2021
	0	32,650(3)	38.39	3/30/2020
	0	20,974(4)	29.89	3/24/2019
					4,357(5)	281,288
					9,558(6)	617,064

(1)

The remaining unvested stock options will vest in equal increments on March 28 of 2013, 2014, 2015, and 2016.

(2)

The remaining unvested stock options will vest in equal increments on March 30 of 2013, 2014, and 2015.

(3)

The remaining unvested stock options will vest in equal increments on March 31 of 2013 and 2014.

(4)

The remaining unvested stock options will vest in equal increments on March 25 of 2013.

(5)

In accordance with SEC rules, the amounts shown represent the target amounts of the equity component of the FY2012-FY2014 MTIP cycle because our fiscal 2012 performance exceeds the threshold performance measure established for this MTIP cycle.

(6)

In accordance with SEC rules, the amounts shown represent the maximum amounts of the equity component of the FY2011-FY2013 MTIP cycle because our cumulative performance for fiscal years 2012 and 2011 exceeds the target performance measure established for this MTIP cycle.

(7)

In accordance with SEC rules, the amounts shown in the table are based on the closing market price of our Common Stock Non-Voting on November 30, 2012 (the last business day of our fiscal year) of $64.56.

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Option Exercises and Stock Vested in Last Fiscal Year

The following table sets forth option exercises which occurred during fiscal 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Wilson	324,069	8,815,207	-	-
Gordon M. Stetz, Jr.	42,044	1,087,494	-	-
Lawrence E. Kurzius	102,700	2,665,916	-	-
Charles T. Langmead	24,900	608,805	-	-
Mark T. Timbie	87,138	2,334,041	-	-

(1)

The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Wilson - $4,911,210; Mr. Stetz - $622,925; Mr. Kurzius - $1,464,094; Mr. Langmead - $359,599; and Mr. Timbie - $1,277,552.

Pension Benefits

McCormick’s tax-qualified pension plan is a defined benefit, non-contributory plan. Similar to all other participants in the plan, the Named Executive Officers are generally eligible to participate in the plan upon completing one year of service. The normal retirement age pursuant to the plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2012, Mr. Langmead, Mr. Timbie and Mr. Wilson were eligible for early retirement with reduced benefits. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 will continue to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total and permanent disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. All the Named Executive Officers were hired prior to December 1, 2000, except Mr. Kurzius who was hired after that date.

The Named Executive Officers also participate in the senior executive program of the supplemental executive retirement plan (“SERP”), which was adopted in 1979. The SERP provides a limited group of senior executives age 50 and older with an inducement to retire before age 65 by providing participating executives with an additional month of service credit for each month of service in the SERP between ages 55 and 60. For executive participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP. The Compensation Committee has closed the senior executive SERP program to new entrants; however, as is the case with the pension plan, executives who are currently participating in the senior executive SERP program will continue to accrue benefits under the plan in accordance with its existing terms.

The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plan and the SERP.

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Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Alan D. Wilson	Pension Plan	18 yrs. 2 mos.	742,863	0
	SERP	18 yrs. 3 mos.	6,585,659	0
Gordon M. Stetz, Jr.	Pension Plan	24 yrs.	680,464	0
	SERP	24 yrs.	1,748,849	0
Lawrence E. Kurzius	Pension Plan	7 yrs. 11 mos.	143,873	0
	SERP	7 yrs. 11 mos.	646,445	0
Charles T. Langmead	Pension Plan	34 yrs. 6 mos.	1,142,050	0
	SERP	35 yrs. 1 mo.	2,770,597	0
Mark T. Timbie	Pension Plan	15 yrs. 4 mos.	704,517	0
	SERP	18 yrs. 8 mos.	3,448,971	0

(1)

Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2012 audited financial statements (November 30, 2012). Actual years of service are as follows: Mr. Wilson - 19 yrs. 2 mos; Mr. Stetz - 25 yrs; Mr. Kurzius - 7 yrs, 11 mos; Mr. Langmead - 36 yrs, 4 mos; and Mr. Timbie - 16 yrs, 4 mos. The difference in Mr. Wilson’s, Mr. Langmead’s and Mr. Timbie’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55.

(2)

Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2012 audited financial statements. For a discussion of the assumptions used in this valuation, see Note 8 to our fiscal 2012 audited financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

Non-Qualified Deferred Compensation

In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees, including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual cash bonus each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives.

These fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly-available) that is offered under this plan that is not available under the McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act).

In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral.

The following table sets forth the Named Executive Officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2012.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan D. Wilson	385,110	331,620	0	3,087,814
Gordon M. Stetz, Jr.	99,803	54,290	41,794	729,034
Lawrence E. Kurzius	289,747	169,420	0	1,476,302
Charles T. Langmead	0	49,254	0	326,291
Mark T. Timbie	416,572	318,471	0	3,699,349

(1)

Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2012 as follows: Mr. Wilson - $0 (salary), $385,110 (non-equity incentive plan compensation); Mr. Stetz - $42,211 (salary), $57,591 (non-equity incentive plan compensation); Mr. Kurzius - $98,269 (salary), $191,478 (non-equity incentive plan compensation); and Mr. Timbie - $103,269 (salary), $313,303 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2011 annual incentive compensation that was paid during fiscal 2012 and thus are not included in the Summary Compensation Table. The “Executive Contributions in Last Fiscal Year” column does not include executive contributions made in fiscal 2013 relating to non-equity incentive plan compensation earned in fiscal 2012.

(2)

Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.

(3)

Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (either as fiscal 2010, 2011 or 2012 compensation) for each Named Executive Officer: Mr. Wilson - $1,221,662; Mr. Stetz - $245,781; Mr. Kurzius - $882,232; Mr. Langmead - $0; and Mr. Timbie - $1,311,493.

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Potential Payments Upon Termination or Change in Control

McCormick does not maintain any employment agreements, or formal arrangements or plans that provide the Named Executive Officers with payments upon a termination or change in control of McCormick that are not available generally to all employees of McCormick on a non-discriminatory basis. Similar to all McCormick employees, upon termination without cause, each Named Executive Officer is entitled to receive the following payments and benefits:

•

a lump sum payment equal to his or her accrued but unused vacation time;

•

post-employment health benefits for the remainder of the calendar month of departure and optional benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;

•

severance equal to one week of base pay for every year of service, plus six weeks;

•

in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received, paid in equal monthly installments until the executive attains age 65; and

•

in the event of death before termination or retirement, a one-time benefit is paid to his or her beneficiary in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan, as described above under “Non-Qualified Deferred Compensation.”

Equity Plans

The vesting schedules under outstanding equity awards accelerate upon death, total and permanent disability, involuntary termination without cause, retirement and a “change in control” (defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

•

the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;

•

any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;

•

any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or

•

directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

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Estimates of Payments Upon Termination or Change in Control

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2012. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $64.56, the closing market price of our Common Stock Non-Voting on November 30, 2012 (the last day of our fiscal year).

In addition, we have not included each applicable Named Executive Officer’s award under the Annual Performance-Based Incentive Compensation program, or their respective balances pursuant to our Non-Qualified Deferred Compensation Plan, as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above.

Potential Payments Upon Termination or Change in Control (“CIC”)	Alan D. Wilson	Gordon M. Stetz, Jr.	Lawrence E. Kurzius	Charles T. Langmead	Mark T. Timbie
Mid-Term Incentive Program:
FY2011-2013 Performance Period
Retirement/Death/Disability/Involuntary Termination(1)	$1,000,000	$233,333	$283,333	$233,333	$283,333
CIC	1,500,000	350,000	425,000	350,000	425,000
FY2012-2014 Performance Period
Retirement/Death/Disability/Involuntary Termination(1)	500,000	116,667	141,667	116,667	141,667
CIC	1,500,000	350,000	425,000	350,000	425,000
Equity Awards:
Accelerated Stock Options(2)	10,295,452	2,172,222	2,867,791	2,172,222	2,867,791
Pension Plan Payment(3)
Retirement/Involuntary Termination/CIC	742,863	680,464	143,873	1,142,050	704,517
Disability	685,047	756,609	239,389	866,520	612,616
Death	375,724	308,015	68,168	598,551	303,907
SERP Payment(4)
Retirement/Involuntary Termination/CIC	6,585,659(6)	1,748,849(7)	646,445(8)	2,770,597(9)	3,448,971(10)
Disability	6,013,016	2,006,496	1,272,798	1,987,670	1,801,349
Death	3,272,258	426,897	163,322	1,427,215	1,504,970
Disability Benefits(5)	360,054	100,054	107,554	90,054	120,054

(1)

These amounts represent target awards for the FY2011-2013 and FY2012-2014 performance cycles, adjusted pro rata based on service through November 30, 2012. The Mid-Term Incentive Program provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.

(2)

These amounts represent the potential gain on options that would become exercisable if a triggering event occurred on November 30, 2012. The amounts are calculated by taking the closing price on November 30, 2012, less the grant price, times the number of unexercisable options as of November 30, 2012.

(3)

Present value of benefits payable immediately if triggering event occurred on November 30, 2012. The amounts are calculated based on the 2012 FAS disclosure discount rate of 4.34%, the Generational RP-2000 combined Mortality Table for post-retirement mortality and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(4)

Present value of benefits payable immediately if triggering event occurred on November 30, 2012. The amounts are calculated based on the 2012 FAS disclosure discount rate of 4.15%, the Generational RP-2000 combined Mortality Table for post-retirement mortality and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(5)

The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of the $250,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum Social Security offset, as applicable.

(6)

As of November 30, 2012, the present value of benefits associated with involuntary termination for Mr. Wilson would have been $6,584,327 and $6,414,455 for change in control. The amount shown for Mr. Wilson represents the present value of benefits associated with retirement.

(7)

As of November 30, 2012, the present value of benefits associated with involuntary termination for Mr. Stetz would have been $925,316 and $774,268 for change in control. The amount shown for Mr. Stetz represents the present value of benefits associated with retirement.

(8)

As of November 30, 2012, the present value of benefits associated with involuntary termination for Mr. Kurzius would have been $342,134 and $332,086 for change in control. The amount shown for Mr. Kurzius represents the present value of benefits associated with retirement.

(9)

As of November 30, 2012, the present value of benefits associated with involuntary termination for Mr. Langmead would have been $2,799,963 and $2,714,002 for change in control. The amount shown for Mr. Langmead represents the present value of benefits associated with retirement.

(10)

As of November 30, 2012, the present value of benefits associated with involuntary termination for Mr. Timbie would have been $3,465,197 and $3,419,071 for change in control. The amount shown for Mr. Timbie represents the present value of benefits associated with retirement.

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Equity Compensation Plan Information

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders(1)	Common Stock 4,278,695 Common Stock Non-Voting 850,269	Common Stock $41.33 Common Stock Non-Voting $34.06	Common Stock 1,488,861 Common Stock Non-Voting 1,824,339
Equity Compensation Plans not required to be approved by security holders(2)	Common Stock 36,202 Common Stock Non-Voting 11,998	Common Stock $36.78 Common Stock Non-Voting $36.56	Common Stock 0 Common Stock Non-Voting 0
TOTAL	Common Stock 4,314,897 Common Stock Non-Voting 862,267	Common Stock $41.29 Common Stock Non-Voting $34.09	Common Stock 1,488,861 Common Stock Non-Voting 1,824,339

(1)

Includes the 2001 Stock Option Plan, the 1999 and 2004 Directors Non-Qualified Stock Option Plans, the 2004 Long-term Incentive Plan, the 2007 Omnibus Incentive Plan and the target amount that could be earned under the stock component of the FY2011-FY2013 and FY2012-FY2014 MTIP cycles.

(2)

Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 2001 Stock Option Plan and the 2004 Long-Term Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.

(3)

In addition to plans included in footnotes (1) and (2), includes the Directors’ Share Ownership Plan, 2009 Employee Stock Purchase Plan and the shares paid to Jacques Tapiero in FY2013 as his first quarterly, pro rated, Board retainer payment.

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PROPOSAL 2    APPROVAL OF 2013 OMNIBUS INCENTIVE PLAN

At the Annual Meeting of Stockholders on April 2, 2008, McCormick’s stockholders approved the 2007 Omnibus Incentive Plan, which is herein referred to as the “2007 Plan.” On November 27, 2012, the Board of Directors adopted the 2013 Omnibus Incentive Plan (the “2013 Plan”), effective December 1, 2012. Adoption of the 2013 Plan is subject to the approval of McCormick’s stockholders within one year of the effective date. McCormick’s stockholders are being asked to approve the 2013 Plan at this Annual Meeting.

The purpose of the 2013 Plan is the same as the 2007 Plan, which is to enhance the ability of McCormick and its related entities to attract and retain highly talented and experienced directors, officers, employees, and independent contractors, to motivate 2013 Plan participants to achieve McCormick’s financial goals and strategic objectives, and to facilitate the design and implementation of competitive incentive compensation programs. To this end, the 2013 Plan provides for the grant of share-based awards in the form of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and performance units, as well as the grant of cash awards. The 2013 Plan permits the payment of incentive compensation that may or may not satisfy the criteria for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

The provisions of the 2013 Plan and 2007 Plan are substantially the same. However, the 2013 Plan allows the Compensation Committee to limit the amount available for cash-based awards paid to certain executive officers through the establishment of an incentive pool. Under this provision, the Compensation Committee may establish an incentive pool for annual cash-based awards of not more than two and one-half percent (2.5%) of the Company’s net income, and no individual executive officer shall be eligible for an award of more than fifty percent (50%) of the annual incentive pool. The actual amount of each incentive award will be based on the achievement of one or more performance goals established by the Compensation Committee for a particular award cycle, in keeping with our past practice, provided that the award shall not exceed the maximum amount available for such award under the incentive pool. In making awards under the incentive pool approach, the Compensation Committee will only have the discretion to reduce the amount available for awards to the participating executives from the maximum incentive pool provided under the 2013 Plan; there is no discretion to increase awards above the stated maximum. In addition to any other awards that satisfy the criteria to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, cash-based awards up to the maximum amount available through the incentive pool are intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

On the Record Date, the number of shares of Common Stock and Common Stock Non-Voting reserved for issuance under the 2013 Plan was 6,000,000 and 2,000,000, respectively, plus any shares of Common Stock and Common Stock Non-Voting that are subject to outstanding awards under prior McCormick equity incentive plans that expire or are forfeited, canceled or settled for cash without delivery of shares of Common Stock or shares of Common Stock Non-Voting after the date the McCormick stockholders approve the 2013 Plan, to the extent such shares would have been added back to the total number of shares of stock available for issuance under prior equity incentive plans. The prior McCormick equity incentive plans include the 1997 Stock Option Plan, 1999 Directors’ Non-Qualified Stock Option Plan, 2000 McCormick France Share Option Plan, 2001 Stock Option Plan, 2002 Mid-Term Incentive Plan, 2004 Long-Term Incentive Plan, 2004 Directors’ Non-Qualified Stock Option Plan, McCormick (UK) Share Option Scheme and 2007 Omnibus Incentive Plan (the “Prior Plans”). For purposes of the description of the 2013 Plan below, the Common Stock and the Common Stock Non-Voting will be referred to collectively as the “Stock.”

On the Record Date, the closing price of our Common Stock was $65.02 per share. On the Record Date, directors and executive officers, including the Named Executive Officers, and approximately 500 employees were eligible to participate in the 2013 Plan.

The following is a summary of the principal features of the 2013 Plan. This summary is qualified in its entirety by the more detailed terms and conditions of the 2013 Plan, a copy of which is attached as Exhibit A to this Proxy Statement. If the 2013 Plan is not approved by the required vote of stockholders by December 1, 2013, it will terminate. McCormick intends to file a registration statement under the Securities Act of 1933, as amended, to register the shares of Stock to be issued pursuant to the 2013 Plan.

Required Vote of Stockholders

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to approve the 2013 Omnibus Incentive Plan.

The Board of Directors recommends that stockholders vote FOR the approval of the 2013 Omnibus Incentive Plan.

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Description of the 2013 Plan

Administration

The Compensation Committee of the Board of Directors will administer the 2013 Plan for those participants who are members of the Board of Directors, executive officers and other key employees designated by the Committee as plan participants. The Company’s Management Committee (which is comprised of the five Named Executive Officers and Cecile K. Perich, Senior Vice President – Human Relations) will administer the 2013 Plan for all other participants. The term “Committees” refers to the Compensation Committee or the Management Committee, as the case may be.

Eligibility

The Committees will designate those employees and independent contractors of McCormick and non-employee members of the Board of Directors who will participate in the 2013 Plan. The Committees will consider the position and responsibilities of the participant, the nature and value of such participant’s services and accomplishments, the present and potential contribution of the participant to the success of McCormick and such other factors as the Committees may deem appropriate.

Shares Authorized

Subject to adjustment in the event of recapitalization, stock split, reorganization or similar transaction, 6,000,000 shares of the Company’s Common Stock and 2,000,000 shares of Common Stock Non-Voting will be reserved for issuance under awards granted under the 2013 Plan. Of such number, no more than 7,500,000 shares may be granted as awards other than stock options or stock appreciation rights. In addition, shares of Stock that are subject to outstanding awards under the Prior Plans that expire or are forfeited, canceled or settled for cash without delivery of shares of Stock after the date the McCormick stockholders approve the 2013 Plan, to the extent such shares would have been added back to the total number of shares of stock available for issuance under such Prior Plans, will also be available for issuance under awards granted under the 2013 Plan. Shares of Stock covered by awards that are not earned or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, will be available for future issuance under the 2013 Plan; however, shares of Stock tendered to or withheld by McCormick in connection with the exercise of stock options, or the payment of tax withholding on any award, will not be available for future issuance under the 2013 Plan.

Awards

The 2013 Plan provides that awards may consist of the following share-based awards and cash-based awards, which may be granted singly or in combination with other awards:

Share-Based Awards

Incentive Stock Options. An incentive stock option is an award in the form of a stock option to purchase shares of Stock that is intended to comply with the requirements of Section 422 of the Internal Revenue Code. The exercise price of each incentive stock option will not be less than the fair market value of the Stock on the date on which the stock option is granted.

Non-Qualified Stock Options. A non-qualified stock option is an award in the form of a stock option to purchase shares of McCormick’s Stock. Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under Section 422 of the Internal Revenue Code. The exercise price of each non-qualified stock option will not be less than the fair market value of the Stock on the date on which the stock option is granted.

Stock Appreciation Rights. A stock appreciation right is an award in the form of a right to receive cash, Stock, or other forms of payment in an amount equal to the appreciation in the value of the Stock over a base price (i.e., strike price) established in the award. The Committees may grant stock appreciation rights either independently of stock options or in tandem with stock options such that the exercise of one cancels the other. The minimum base price of a stock appreciation right will not be less than the fair market value of the underlying Stock on the date on which the stock appreciation right is granted.

Restricted Stock. Restricted stock is an award of shares of Stock that are issued subject to specified restrictions on transfer, forfeiture and/or such other restrictions on incidents of ownership.

Restricted Stock Units. A restricted stock unit is an award payable in cash or Stock that is represented by a bookkeeping credit equal to the fair market value of a share of Stock.

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Unrestricted Stock and Unrestricted Stock Unit Awards. Awards of unrestricted stock provide shares of stock that are not subject to the satisfaction of any conditions or restrictions. Unrestricted stock units are awards that have a value equal to the value of a share of Stock and are not subject to the satisfaction of any conditions or restrictions.

Performance Shares and Performance Units. Performance Shares and Performance Units are awards granted to participants that are subject to the achievement of performance goals. Each Performance Share has an initial value equal to the fair market value of one share of Stock on the date it is granted, and each Performance Unit has an initial dollar value as determined by the Committees on the grant date.

Performance Awards. A performance award is an award payable in cash or Stock upon the achievement of performance goals established by the Committees.

Cash-Based Awards

Cash-based awards are awards that provide participants with the opportunity to earn cash payments based upon the achievement of one or more performance goals established for an award cycle. For each award cycle, the Committees will determine the relevant performance criteria, the length of the award cycle, the goal for each criterion, the achievement necessary for awards to be paid, the weighting of performance goals, and the size of the awards.

Certain employees, as designated by the Compensation Committee, may be eligible to receive a cash-based award based on a percentage of an incentive pool, which is equal to two and one-half percent (2.5%) of McCormick’s net income for the year. The Compensation Committee will allocate an incentive pool percentage to each eligible employee for each annual award cycle, not to exceed 50% of the total pool for any one eligible employee or 100% of the total pool for all eligible employees. Once the incentive pool has been determined for a particular year, the Compensation Committee will calculate each eligible employee’s allocated portion based upon the percentage established at the beginning of the year. The Compensation Committee will then set each eligible employee’s incentive award based on their allocated portion of the incentive pool. Once set, the Committee may only adjust an eligible employee’s incentive award downward. Under no circumstances may the portion of the incentive pool allocated to an eligible employee be increased in any way, including as a result of the reduction of any other eligible employee’s allocated portion.

Performance-Based Awards

Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as McCormick, to an annual deduction for Federal income tax purposes of $1 million for compensation paid to their chief executive officer or any one of the three other most highly compensated officers. However, performance-based compensation is excluded from this limitation. The 2013 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)

the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)

the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)

the material terms under which the compensation is to be paid must be disclosed to and subsequently approved in a separate vote by stockholders of the corporation before payment is made; and

(iv)

the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in clause (i) above) is deemed satisfied, and the certification requirement (summarized in clause (iv) above) is inapplicable, if the grant or award is made by the Committee; the plan under which the option is granted states the maximum number of shares of Stock with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Stock after the date of grant.

In the case of annual cash-based awards granted through the incentive pool of two and one-half percent (2.5%) of McCormick’s net income for the year described above, the performance goal requirement (summarized in clause (i) above) is deemed satisfied because awards are payable only to the extent that the Company recognizes net income. In addition, the Committees may impose one or more of the business criteria described below on cash-based awards granted through the incentive pool.

Under the 2013 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units, are used exclusively by the Committees in establishing performance goals: (1) net sales; (2) operating income; (3) pre- or after-tax income; (4) operating profit minus capital charges; (5) cash flow, including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment; (6) net income; (7) earnings per share; (8) earnings before interest and taxes; (9) earnings before interest, taxes, depreciation and/or amortization; (10) return on equity; (11) return on invested capital; (12) asset management and/or return on assets; (13) economic value added (or an equivalent measure); (14) share price performance; (15) total stockholder return; (16) improvement in or achievement of expense levels and/or cost savings; (17) improvement in or achievement of working capital levels and/or cost of capital; (18) innovation as measured by a percentage of sales of new products; (19) market and/or category share; (20) productivity measurements and/or ratios; (21) completion and/or integration of acquisitions of businesses or companies; (22) completion of divestitures and asset sales; (23) strategy development and implementation; (24) process reliability and/or safety; (25) talent management and/or succession planning; (26) employee and/or customer engagement; (27) corporate social responsibility and/or diversity; and (28) any combination of any of the foregoing criteria.

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Share Limit for Share-Based Awards

The maximum number of shares of Stock that may be subject to stock options and stock appreciation rights granted or issued under the 2013 Plan in any calendar year to an individual participant is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. The maximum number of shares of Stock that may be subject to restricted stock, unrestricted stock, unrestricted stock units, and restricted stock units granted or issued under the 2013 Plan in any calendar year to an individual is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. The maximum number of shares of Stock that may be subject to performance shares and performance units granted or issued under the 2013 Plan in any calendar year to an individual is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. In all cases, the limit on the number of shares of Stock available for issuance in any calendar year to an individual will be increased by the number of shares of Stock available under the 2013 Plan for grant or issuance in previous calendar years but not covered by awards granted as stock options, stock appreciation rights, restricted stock, unrestricted stock, unrestricted stock units, restricted stock units, performance shares, performance units, and performance awards, as the case may be, in previous calendar years.

Maximum Term of Awards and Plan

No award that contemplates exercise or conversion may be exercised or converted, and no other award that defers vesting, will remain outstanding and unexercised, unconverted or unvested more than ten years after the date the award was initially granted. The Board of Directors may at any time terminate, suspend or discontinue the 2013 Plan. The Board of Directors may amend the 2013 Plan at any time, provided that any material amendment to the 2013 Plan will not be effective unless approved by McCormick’s stockholders. No award may be granted under the 2013 Plan after December 1, 2022.

Adjustments for Stock Dividends and Similar Events

The Committees will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Award Agreements

Each award under the 2013 Plan that is a share-based award will be evidenced by an award agreement setting forth the number of shares of Stock or share units, as applicable, subject to the award, and the price (if any) and term of the award and, in the case of performance-based awards, the applicable performance goals. The award agreement also will set forth such other material terms and conditions as the Committees may deem applicable to the award consistent with the limitations of the 2013 Plan.

Change of Control

In the event of a change in control of McCormick, all conditions and restrictions on the exercise of all awards (excluding options and stock appreciation rights that are not “in the money”) then outstanding (including but not limited to vesting schedules requiring a specified period of service and performance goals requiring the satisfaction of specific performance criteria) will be waived and such awards will become exercisable or payable immediately for the full amount of the shares of Stock and/or any cash payment covered by such awards.

Tax Consequences

The following is a brief description of the Federal income tax treatment that will generally apply to awards under the 2013 Plan based on current Federal income tax rules.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and McCormick will not be entitled to a tax deduction at that time. In general, when the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and McCormick will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and McCormick will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of McCormick or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise.

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If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such shares to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and McCormick will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and McCormick will be entitled to a corresponding tax deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. A participant who has been granted a stock appreciation right will not realize taxable income at the time of the grant, and McCormick will not be entitled to a tax deduction at that time. Upon the exercise of a stock appreciation right, the amount of cash or the fair market value of any shares received will be taxable to the participant as ordinary income and McCormick will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Performance Shares, Units, and Awards; Restricted Stock Units. A participant who has been granted a performance share award, a performance unit award, a performance award or restricted stock unit award will not realize taxable income at the time of grant and McCormick will not be entitled to a tax deduction at that time. The participant will have compensation income at the time of distribution equal to the amount of any cash received, and the then-fair market value of any distributed shares, and McCormick will then be entitled to a corresponding tax deduction.

Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant and the Company will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then-fair market value of the shares, and the Company will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, the Company will be entitled to a corresponding tax deduction in the year of grant. If the Participant does not make an election pursuant to Section 83(b), dividends paid to the participant during the restriction period will be treated as compensation income to the participant and the Company will be entitled to a corresponding tax deduction.

Other. When a participant sells shares that the participant has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the shares for more than one year from the date the participant acquired the shares (or, in the case of a restricted stock award, more than one year from the date the shares vested unless the participant made an election pursuant to Section 83(b), described above). If the participant has held the shares for one year or less, the gain or loss will be short-term capital gain or loss.

New Plan Benefits – 2013 Omnibus Incentive Plan

As of the date of this Proxy Statement, no awards have been made under the 2013 Plan. All future awards under the 2013 Plan are to be based on future performance and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2013 Plan are not determinable at this time.

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Report of Audit Committee

The responsibilities of the Audit Committee are defined in a Charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees - Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s independent registered public accounting firm the matters which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the independent registered public accounting firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:	Audit Committee
James T. Brady, Chairman J. Michael Fitzpatrick Patricia Little Michael D. Mangan Jacques Tapiero

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements, including certain required statutory audits, for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $3.8 million. For the 2011 fiscal year, such fees were $3.7 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $400,000, and for the 2011 fiscal year were approximately $600,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, and consultations in connection with dispositions.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $1.7 million, and for the 2011 fiscal year were approximately $700,000. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Other professional services include advisory services and tax round tables. The aggregate fees billed for other professional services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $30,000. For the 2011 fiscal year, such fees were $30,000.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chairman. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

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PROPOSAL 3    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the independent registered public accounting firm of McCormick for fiscal year 2013, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the independent registered public accounting firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and executive officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. With the exception of reports of two transactions which were filed late due to administrative errors, to McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2012, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee (Proposal One), the approval of the 2013 Omnibus Incentive Plan (Proposal Two) and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm (Proposal Three). Abstentions and “broker non-votes” (see below), if any, are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

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Under current NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal Three) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors (Proposal One) and the proposal to approve the 2013 Omnibus Incentive Plan (Proposal Two) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on Proposals One and Two. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Householding of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 800-542-1061, sending an electronic mail message to sendmaterial@proxyvote.com, or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. McCormick will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

Stockholder Proposals For 2014 Annual Meeting

Pursuant to SEC rules, proposals of stockholders to be presented at the 2014 Annual Meeting must be received by the Secretary of McCormick on or before October 22, 2013 to be considered for inclusion in the 2014 proxy statement.

Stockholders wishing to submit proposals or director nominations at the 2014 Annual Meeting that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between January 3, 2014 and February 3, 2014). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

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McCORMICK & COMPANY, INCORPORATED
18 LOVETON CIRCLE
SPARKS, MD 21152

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. (ET) on April 2, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by McCormick & Company, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. (ET) on April 2, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McCormick & Company, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51598-P31840

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McCORMICK & COMPANY, INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

1. ELECTION OF DIRECTORS

Nominees:

	For	Against	Abstain
1a. J. P. Bilbrey	☐	☐	☐
1b. J. M. Fitzpatrick	☐	☐	☐
1c. F. A. Hrabowski, III	☐	☐	☐
1d. P. Little	☐	☐	☐
1e. M. D. Mangan	☐	☐	☐
1f. M. M. V. Preston	☐	☐	☐
1g. G. A. Roche	☐	☐	☐
1h. G. M. Stetz, Jr.	☐	☐	☐
1i. W. E. Stevens	☐	☐	☐
1j. J. Tapiero	☐	☐	☐
1k. A. D. Wilson	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.	**For**	**Against**	**Abstain**
2. APPROVAL OF 2013 OMNIBUS INCENTIVE PLAN.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.	**For**	**Against**	**Abstain**
3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 3, 2013

The 2013 Notice of Annual Meeting and Proxy Statement and 2012 Annual Report to Stockholders are available at www.proxyvote.com.

M51599-P31840

McCORMICK & COMPANY, INCORPORATED **proxy**

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan D. Wilson and W. Geoffrey Carpenter and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 3, 2013, and at any and all adjournments thereof, in accordance with the ballot on the reverse side and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE 2013 OMNIBUS INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS SET FORTH HEREIN, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND FOR ITEM 3.

Continued and to be signed on reverse side